As filed with the Securities and Exchange Commission on February 14, 2025

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM F-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ICZOOM GROUP INC.

(Exact name of registrant as specified in its charter)

Cayman Islands	N/A
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Room 3801, Building A, Sunhope e●METRO, No. 7018 Cai Tian Road

Futian District, Shenzhen

Guangdong, China, 518000

Tel: 86 755 86036281

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Puglisi & Associates

850 Library Avenue

Suite 204

Newark, Delaware 19711

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Er (Arila) Zhou Esq.

Robinson & Cole LLP

Chrysler East Building

666 Third Avenue, 20th Floor

New York, NY 10017

Tel: (212) 451-2908

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of the registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

†	The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED February 14, 2025

PROSPECTUS

ICZOOM GROUP INC.

$20,000,000

Class A Ordinary Shares, Debt Securities

Warrants, Units and Rights

This is an offering of the securities of ICZOOM Group Inc. (“ICZOOM Cayman” or the “Company”), a Cayman Islands holding company. We may, from time to time in one or more offerings, offer and sell up to $20,000,000 in the aggregate of Class A ordinary shares, par value US$0.16 per share, of the Company (the “Class A Ordinary Shares”), warrants to purchase Class A Ordinary Shares, debt securities, rights or any combination of the foregoing, either individually or as units comprised of one or more of the other securities. The prospectus supplement for each offering of securities will describe in detail the plan of distribution for that offering. For general information about the distribution of securities offered, please see “Plan of Distribution” in this prospectus.

This prospectus provides a general description of the securities we may offer. We will provide the specific terms of the securities offered in one or more supplements to this prospectus. We may also authorize one or more free writing prospectuses to be provided to you in connection with these offerings. The prospectus supplement and any related free writing prospectus may add, update or change information contained in this prospectus. You should read carefully this prospectus, the applicable prospectus supplement and any related free writing prospectus, as well as the documents incorporated or deemed to be incorporated by reference, before you invest in any of our securities. This prospectus may not be used to offer or sell any securities unless accompanied by the applicable prospectus supplement.

Pursuant to General Instruction I.B.5. of Form F-3, in no event will we sell the securities covered hereby in a public primary offering with a value exceeding more than one-third of the aggregate market value of our ordinary shares in any 12-month period so long as the aggregate market value of our outstanding ordinary shares held by non-affiliates remains below $75,000,000. The aggregate market value of our outstanding voting and non-voting common equity held by non-affiliates is approximately $15.87 million based on the closing price of $2.12 per Class A Ordinary Share on December 18, 2024 and 7,487,699 Ordinary Shares held by non-affiliates. During the 12 calendar months prior to and including the date of this prospectus, we have not offered or sold any securities pursuant to General Instruction I.B.5 of Form F-3.

Our Class A Ordinary Shares are listed on the Nasdaq Capital Market under the symbol “IZM.” The applicable prospectus supplement will contain information, where applicable, as to other listings, if any, on the Nasdaq Capital Market or other securities exchange of the securities covered by the prospectus supplement.

Investing in our securities involves a high degree of risk. See “Risk Factors” on page 19 of this prospectus and risk factors set forth in our most recent Annual Report on Form 20-F filed on October 25, 2024 (the “2024 Annual Report”) and in the documents incorporated by reference in this prospectus, as updated in the applicable prospectus supplement, any related free writing prospectus and other future filings we make with the Securities and Exchange Commission that are incorporated by reference into this prospectus, for a discussion of the factors you should consider carefully before deciding to purchase our securities.

We may sell these securities directly to investors, through agents designated from time to time or to or through underwriters or dealers. For additional information on the methods of sale, you should refer to the section entitled “Plan of Distribution” in this prospectus. If any underwriters are involved in the sale of any securities with respect to which this prospectus is being delivered, the names of such underwriters and any applicable commissions or discounts will be set forth in a prospectus supplement. The price to the public of such securities and the net proceeds we expect to receive from such sale will also be set forth in a prospectus supplement.

ICZOOM Cayman is an offshore holding company incorporated as an exempted company with limited liability in the Cayman Islands. We are not a Chinese operating company, but a holding company incorporated in the Cayman Islands with all of our operations conducted by our wholly-owned subsidiaries established in the People’s Republic of China (“PRC” or “China”) and Hong Kong. This structure involves unique risks to investors, in particular, that the PRC government could disallow our holding company structure, which would likely result in a material change in our operations and/or a material change of the value of our securities that we are registering for sale, and the value of such securities may significantly decline or become worthless. See “Item 3. Key Information — D. Risk Factors —— Risks Related to Doing Business in China” starting on page 22 of the 2024 Annual Report and “Item 3. Key Information — D. Risk Factors —— Risks Related to Our Corporate Structure” starting on page 20 of the 2024 Annual Report.

This is an offering of the securities of the offshore Cayman Islands holding company, ICZOOM Cayman, which wholly owns the operating subsidiaries in the PRC and Hong Kong. Investors in the securities are not purchasing, and may never directly hold, equity securities of our subsidiaries in the PRC and Hong Kong that have substantive business operations. Investing in our securities is highly speculative, involves a high degree of risk and should be considered only by persons who can afford the loss of their entire investment.

Historically we had a series of contractual arrangements with Shenzhen Pai Ming Electronics Co., Ltd., a PRC company which functioned as a variable interest entity and is referred to as “the VIE” or “Pai Ming Shenzhen” in this prospectus. The VIE structure provided contractual exposure to foreign investment in the VIE rather than replicating an investment and the main contribution of the VIE was to hold an ICP license as the PRC law prohibits direct foreign investment in internet-based businesses, such as provision of internet information services platform and other value-added telecommunication services. We generated more than 96.5% of our revenue from operations of our wholly foreign owned entity (“WFOE”), Components Zone (Shenzhen) Development Limited (“ICZOOM WFOE”) and its subsidiaries and our Hong Kong subsidiaries before the termination of the VIE arrangements and now generate all of our revenue from operations of our wholly owned subsidiaries after such termination. In December 2021, we terminated the agreements under the VIE structure and our Hong Kong subsidiary Iczoom Electronics Limited, or ICZOOM HK, now operates our B2B online platform www.iczoomex.com, which does not require an ICP license under the PRC law. As a result, although we consolidated the financial results of the VIE for the last two fiscal years as a primary beneficial under the U.S. GAAP, we will no longer consolidate the operation and financial results of Pai Ming Shenzhen. As of the date of this prospectus, the agreements under the contractual arrangements have not been tested in any court of law. For a description of the historical VIE contractual arrangements, see “Item 4. Information on The Company — A. History and Development of the Company —— Historical Contractual Arrangements” starting on page 52 of the 2024 Annual Report. For the summary of the condensed consolidated schedule and the consolidated financial statements, see page 10-13 of this prospectus for “Condensed Consolidating Schedule and Consolidated Financial Statements — Selected Consolidated Balance Sheet Data” (which is a summary of F-4 of the consolidated financial statements contained in the 2024 Annual Report); “— Selected Consolidated Statement of Operations Data” (which is a summary of page F-5 of the consolidated financial statements in the 2024 Annual Report); “— Selected Consolidated Statement of Cash Flows” (which is a summary of page F-7 of the consolidated financial statements in the 2024 Annual Report); and “— Roll-Forward of Investment” (which is a summary of page F-36 of the financial statements of parent company in the 2024 Annual Report). While the current corporate structure does not contain any VIE and we have no intention establishing any VIEs in PRC in the future, if in the future the PRC laws and regulations change, and the PRC regulatory authorities disallow the VIE structure, including retroactively, it would likely result in a material adverse change in our operations, and the securities of ICZOOM Cayman may decline significantly in value or become worthless.

Because all of our operations are conducted in Hong Kong and China through our wholly-owned subsidiaries, we face risks and uncertainties associated with the complex and evolving PRC laws and regulations and as to whether and how the recent PRC government statements and regulatory developments. It is possible that all the legal and operational risks associated with having operations in the PRC may also apply to our operations in Hong Kong. The Chinese government may intervene or influence the operation of our Hong Kong and PRC operating entities and exercise significant oversight and discretion over the conduct of our business and may intervene in or influence our operations at any time, or may exert more control over offerings conducted overseas and/or foreign investment in China-based issuers, which could result in a material change in our operations and/or the value of our securities. Further, any actions by the Chinese government to exert more oversight and control over offerings that are conducted overseas and/or foreign investment in China-based issuers, including disallowing our holding company structure, could have a material change in our operation and/or significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or be worthless.

The PRC government has initiated a series of regulatory actions and statements to regulate business operations in China with little advance notice, including cracking down on illegal activities in the securities market, adopting new measures to extend the scope of cybersecurity reviews, and expanding the efforts in anti-monopoly enforcement. On February 17, 2023, the CSRC published the Interim Administrative Measures on Overseas Securities Offering and Listing by Domestic Enterprises (CSRC Announcement [2022] No. 43) (the “Overseas Listing Measures”), which took effect on March 31, 2023. Under the Overseas Listing Measures, a filing-based regulatory system applies to “indirect overseas offerings and listings” of companies in mainland China, which refers to securities offerings and listings in an overseas market made under the name of an offshore entity but based on the underlying equity, assets, earnings or other similar rights of a company in mainland China that operates its main business in mainland China. The Overseas Listing Measures states that, any post-listing follow-on offering by an issuer in an overseas market, including issuance of shares, convertible notes and other similar securities, shall be subject to filing requirement within three business days after the completion of the offering. In connection with the Overseas Listing Measures, on February 17, 2023 the CSRC also published the Notice on the Administrative Arrangements for the Filing of Overseas Securities Offering and Listing by Domestic Enterprises (the “Notice on Overseas Listing Measures”). According to the Notice on Overseas Listing Measures, issuers that have already been listed in an overseas market by March 31, 2023, the date the Overseas Listing Measures became effective, are not required to make any immediate filing and are only required to comply with the filing requirements under the Overseas Listing Measures when it subsequently seeks to conduct a follow-on offering. Therefore, as advised by our PRC legal counsel, Tahota (Shenzhen) Law Firm, we are required to go through filing procedures with the CSRC within three business days after the completion of the offerings in connection with this registration statement and for our future offerings and listing of our securities in an overseas market under the Overseas Listing Measures. We will begin the process of preparing a report and other required materials in connection with the CSRC filing, which will be submitted to the CSRC in due course. The Overseas Listing Measures further stipulate that a fine between RMB 1 million and RMB 10 million may be imposed if an applicant fails to fulfil the filing requirements with the CSRC. If we fail to complete such filing requirement, Chinese regulatory authorities may impose fines and penalties upon our operations in China, limit our operating privileges in China, delay or restrict the repatriation of the proceeds from the offerings in connection with this registration statement into China, or take other actions that could have a material adverse effect upon our business, financial condition, results of operations, reputation and prospects, as well as the trading price of our securities. Since the Overseas Listing Measures are newly promulgated, and there remain substantial uncertainties about the interpretation and implementation, we cannot assure you that we will be able to receive clearance of such filing requirements in a timely manner, or even at all. Any failure of us to fully comply with new regulatory requirements may significantly limit or completely hinder our ability to offer or continue to offer our securities, cause significant disruption to our business operations, severely damage our reputation, materially and adversely affect our financial condition and results of operations and cause our securities to significantly decline in value or become worthless. See “Item 3. Key Information — Risk Factor — Uncertainties with respect to the PRC legal system could have a material adverse effect on us”; “— We are required to complete filing procedures with the CSRC in connection with future offerings, it is uncertain whether such filing can be completed or how long it will take to complete such filing” starting on page 26 of the 2024 Annual Report.

After the termination of the agreements under the VIE structure, in order to retain customers and reduce interruption of operations during the transitional period, ICZOOM WFOE entered into a business cooperation agreement with Pai Ming Shenzhen on January 18, 2022, pursuant to which Pai Ming Shenzhen agreed to provide ICZOOM WFOE with network services including but not limited to business consultation, website information push, matching services of supply and demand information, online advertising, software customization, data analysis, website operation and other in-depth vertical services through online & offline data push through its platform, and ICZOOM WOFIE agreed to pay Pai Ming Shenzhen for its monthly service based on its performance during the one-year-term of the agreement. Uncertainties exist regarding whether Hong Kong companies are subject to the new Cybersecurity Review Measures, and ICZOOM HK as the operator of our online platform may be subject to PRC laws relating to the use, sharing, retention, security and transfer of confidential and private information, such as personal information and other data. According to the Cybersecurity Review Measures, which was promulgated on December 28, 2021 and became effective on February 15, 2022 and replaced the Cybersecurity Review Measures promulgated on April 13, 2020, online platform operator holding more than one million users/users’ personal information shall be subject to cybersecurity review before listing abroad. Cybersecurity Review Measures is relatively new and does not provide a definition of “online platform operator”, therefore, we cannot assure you that ICZOOM WFOE will not be deemed as an “online platform operator.” On November 14, 2021, the Cyberspace Administration of China, or “CAC”, released the Regulations on the Network Data Security Management (Draft for Comments    ), or the Data Security Management Regulations Draft, to solicit public opinion and comments. Pursuant to the Data Security Management Regulations Draft, data processor holding more than one million users/users’ individual information shall be subject to cybersecurity review before listing abroad. Data processing activities refers to activities such as the collection, retention, use, processing, transmission, provision, disclosure, or deletion of data. We may be deemed as a data processor under the Data Security Management Regulations Draft. Notwithstanding the foregoing, even if we are deemed as an online platform operator under the Cybersecurity Review Measures or a data processor under the Data Security Management Regulations Draft, we do not expect to be subject to the cybersecurity review in connection with the offerings in connection with this registration statement as it is unlikely that the offerings in connection with this registration statements belong to “listing in a foreign country” as defined in the Cybersecurity Review Measures and we currently hold in aggregate less than ten thousand users’ individual information and it is very unlikely that we will reach the threshold of one million users’ individual information in the near future as we are a B2B platform where our registered users are substantially small and medium-sized enterprises.

The Data Security Management Regulations Draft was formally adopted on August 30, 2024 as Regulations on the Network Data Security Management, which was promulgated on September 24, 2024 and took effect on January 1, 2025. Pursuant to Regulations on the Network Data Security Management, there is no provision related to list or offer securities abroad, and it will not affect us at this time. Since these statements and regulatory actions are new, it is highly uncertain how soon legislative or administrative regulation making bodies will respond and what existing or new laws or regulations or detailed implementations and interpretations will be modified or promulgated, if any, and the potential impact such modified or new laws and regulations will have on our daily business operation, the ability to accept foreign investments and maintain the listing on an U.S. exchange. See “Permission Required from the PRC Authorities for the Company’s Operation and to Issue Our Securities to Foreign Investors” starting on page 2 of this prospectus and “Item 3. Key Information — Risk Factor — The Chinese government exerts substantial influence over the manner in which we must conduct our business activities and may intervene or influence our operations at any time, which could result in a material change in our operations and the value of our securities.” from starting on page 23 of the 2024 Annual Report.

Hjet Supply Chain has maintained cash management policies which dictate the purpose, amount and procedure of cash transfers between Hjet Supply Chain and other subsidiaries. Hjet Supply Chain conducts regular review and management of its subsidiaries’ cash transfers and reports to its board of directors. Other than Hjet Supply Chain, neither ICZOOM Cayman or its other subsidiaries has cash management policies dictating how funds are transfer, and each entity needs to comply with applicable law or regulations with respect to transfer of funds, dividends and distributions with other entities. As a holding company, we may rely on transfer of funds, dividends and other distributions on equity paid by our PRC and Hong Kong subsidiaries for our cash and financing requirements. If any of our PRC or Hong Kong subsidiaries incurs debt on its own behalf in the future, the instruments governing such debt may restrict their ability to pay dividends to us.

As of the date of this prospectus, except that ICZOOM Cayman transferred proceeds of approximately $5.2 million from its initial public offering to Ehub Electronic after the completion of the initial public offering, there has been no cash flows, including dividends, transfers and distributions, between ICZOOM Cayman and its subsidiaries. Other than funds transferred to Pai Ming Shenzhen, funds are transferred among our HK and PRC subsidiaries for working capital purpose. In the future, cash proceeds from overseas financing activities, including offerings in connection with this registration statement, may be transferred by ICZOOM Cayman to its Hong Kong and PRC subsidiaries via capital contribution or shareholder loans, as the case may be.

As of the date of this prospectus, none of our subsidiaries have made any dividends or distributions to ICZOOM Cayman. As of the date of this prospectus, no dividends or distributions have been made to any investors by ICZOOM Cayman or any of its subsidiaries. We intend to keep any future earnings to re-invest in and finance the expansion of the business of our PRC and Hong Kong subsidiaries, and we do not anticipate that any cash dividends will be paid in the foreseeable future to the U.S. investors. Under Cayman Islands law, a Cayman Islands company may pay a dividend on its shares out of either profit or share premium amount, provided that in no circumstances may a dividend be paid if this would result in the company being unable to pay its debts due in the ordinary course of business. Certain payments from us or the Hong Kong subsidiaries to the PRC operating entities are subject to PRC taxes, including business taxes and value added tax, or VAT. To the extent the funds or assets in the business is in the PRC or a PRC subsidiary, the funds or assets may not be available to fund operations or for other use outside of the PRC, due to the controls imposed by PRC governments which may limit our ability to transfer funds, pay dividends or make distribution to ICZOOM Cayman. The PRC government imposes controls on the conversion of RMB into foreign currencies and the remittance of currencies out of the PRC. In addition, the PRC Enterprise Income Tax Law and its implementation rules provide that a withholding tax at a rate of 10% will be applicable to dividends payable by Chinese companies to non-PRC-resident enterprises unless reduced under treaties or arrangements between the PRC central government and the governments of other countries or regions where the non-PRC resident enterprises are tax resident. Based on the Hong Kong laws and regulations, as at the date of this prospectus, there is no restriction imposed by the Hong Kong government on the transfer of capital within, into and out of Hong Kong (including funds from Hong Kong to the PRC), except transfer of funds involving money laundering and criminal activities. See “Dividend Distributions or Assets Transfer among the Holding Company and Its Subsidiaries” from page 7 of this prospectus, and “Item 4. Information on The Company — Risk Factor — The transfer of funds or assets between ICZOOM Cayman, its Hong Kong subsidiaries and the PRC operating entities is subject to restriction.” from page 15 of the 2024 Annual Report. and “Item 3. Key Information — Risk Factor — China’s economic, political and social conditions, as well as changes in any government policies, laws and regulations may be quick with little advance notice and, could have a material adverse effect on our business and the value of our securities” on page 23 of the 2024 Annual Report; and “— Risk Factor — We must remit the offering proceeds to China before they may be used to benefit our business in China, the process of which may be time consuming, and we cannot assure that we can finish all necessary governmental registration processes in a timely manner” starting on 32 of the 2024 Annual Report; and “Risk Factor — PRC regulation of loans and direct investment by offshore holding companies to PRC entities may delay or prevent us from using the proceeds of our offerings to make loans or additional capital contributions to our PRC subsidiary, which could materially and adversely affect our liquidity and our ability to fund and expand our business” starting on page 34 of the 2024 Annual Report; and “— Risk Factor — Governmental control of currency conversion may limit our ability to use our revenues effectively and the ability of our PRC subsidiaries to obtain financing.” starting on page 35 of the 2024 Annual Report.

Our Class A Ordinary Shares may be prohibited to trade on a national exchange or “over-the-counter” markets under the Holding Foreign Companies Accountable Act (the “HFCA Act”) if Public Company Accounting Oversight Board (“PCAOB”) is unable to inspect our auditors for three consecutive years beginning in 2021. Furthermore, on June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act (“AHFCAA”), which, if signed into law, would amend the HFCA Act and require the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three consecutive years. Pursuant to the HFCA Act, the PCAOB issued a Determination Report on December 16, 2021 which found that the PCAOB is unable to inspect or investigate completely registered public accounting firms headquartered in: (1) mainland China of the PRC, and (2) Hong Kong. In addition, the PCAOB’s report identified the specific registered public accounting firms which are subject to these determinations. Friedman LLP was our auditor for the financial statements for the fiscal years ended June 30, 2022 and 2021. Effective as of September 1, 2022, Friedman LLP combined with Marcum LLP (“Marcum”). Friedman LLP was headquartered in Manhattan, New York, and had been inspected by the PCAOB on a regular basis with the last inspection in October 2020. On April 3, 2023, we appointed Audit Alliance LLP (“Audit Alliance”) to serve as our independent registered public accounting firm. Audit Alliance is based in Singapore, registered with PCAOB and subject to laws in the United States pursuant to which the PCAOB conducts regular inspections to assess its compliance with the applicable professional standards. Neither our former auditor, Friedman LLP, nor our current auditor, Audit Alliance, was/is headquartered in mainland China or Hong Kong and was not identified in this report as a firm subject to the PCAOB’s determination. On August 26, 2022, the CSRC, the Ministry of Finance of the PRC, and PCAOB signed a Statement of Protocol, or the Protocol, governing inspections and investigations of audit firms based in China and Hong Kong. Pursuant to the Protocol, the PCAOB has independent discretion to select any issuer audits for inspection or investigation and has the unfettered ability to transfer information to the SEC. Under the PCAOB’s rules, a reassessment of a determination under the HFCA Act may result in the PCAOB reaffirming, modifying or vacating the determination. On December 15, 2022, the PCAOB Board determined that the PCAOB was able to secure complete access to inspect and investigate registered public accounting firms headquartered in mainland China and Hong Kong and voted to vacate its previous determinations to the contrary. However, whether the PCAOB will continue to be able to satisfactorily conduct inspections of PCAOB-registered public accounting firms headquartered in mainland China and Hong Kong is subject to uncertainty and depends on a number of factors out of our, and our auditor’s, control. The PCAOB is continuing to demand complete access in mainland China and Hong Kong moving forward, as well as to continue pursuing ongoing investigations and initiate new investigations as needed. The PCAOB has indicated that it will act immediately to consider the need to issue new determinations with the HFCA Act if needed and does not have to wait another year to reassess its determinations. In the future, if there is any regulatory change or step taken by PRC regulators that does not permit our auditor to provide audit documentations located in China or Hong Kong to the PCAOB for inspection or investigation, or the PCAOB expands the scope of the Determination so that we are subject to the HFCA Act, as the same may be amended, you may be deprived of the benefits of such inspection which could result in limitation or restriction to our access to the U.S. capital markets and trading of our securities, including trading on the national exchange and trading on “over-the-counter” markets, may be prohibited under the HFCA Act. On December 29, 2022, a legislation entitled “Consolidated Appropriations Act, 2023” (the “Consolidated Appropriations Act”), was signed into law by President Biden. The Consolidated Appropriations Act contained, among other things, an identical provision to AHFCAA, which reduces the number of consecutive non-inspection years required for triggering the prohibitions under the Holding Foreign Companies Accountable Act from three years to two. See “Item 3. Key Information— Risk Factors — Recent joint statement by the SEC and PCAOB, proposed rule changes submitted by Nasdaq, and an act passed by the US Senate all call for additional and more stringent criteria to be applied to emerging market companies upon assessing the qualification of their auditors, especially the non-U.S. auditors who are not inspected by the PCAOB. These developments could add uncertainties to our listing and offerings” starting on page 46 of the 2024 Annual Report for more information.

We are a Cayman Islands company and conduct a significant portion of our operations in China, and the majority of our assets are located in China. In addition, all of our directors and officers (except one independent director, Mr. Wei Xia, a U.S. citizen located in the U.S.) are nationals or residents of countries other than the United States. A substantial portion of the assets of these persons is located outside the United States. As a result, it may be difficult for you to effect service of process within the United States upon these persons. It may also be difficult for you to enforce the U.S. courts judgments obtained in U.S. courts including judgments based on the civil liability provisions of the U.S. federal securities laws against us and our officers and directors, none of whom (except one independent director, Mr. Wei Xia) are residents in the United States, and whose significant assets are located outside the United States. See “Item 3. Key Information — Risk Factor — Risks Related to Our Business and Industry — You may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing original actions in China against us, based on the United States, Hong Kong or other foreign laws, and the ability of U.S. authorities to bring actions in China may also be limited.” starting on page 39 of the 2024 Annual Report.

We are a “foreign private issuer” and we are an “emerging growth company” under the federal securities laws and will be subject to reduced public company reporting requirements. See “Prospectus Summary — Implications of Being an Emerging Growth Company, a Foreign Private Issuer and a Controlled Company” on page 15 of this prospectus for additional information.

The information contained or incorporated in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our securities.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus __________, 2025

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, under the Securities Act of 1933, as amended, or the Securities Act, using a “shelf” registration process. Under this shelf registration process, we may from time to time sell Class A Ordinary Shares, warrants to purchase Class A Ordinary Shares, debt securities or any combination of the foregoing, either individually or as units comprised of one or more of the other securities, in one or more offerings up to a total dollar amount of $20,000,000. We have provided to you in this prospectus a general description of the securities we may offer. Each time we sell securities under this shelf registration, we will, to the extent required by law, provide a prospectus supplement that will contain specific information about the terms of that offering. We may also authorize one or more free writing prospectuses to be provided to you that may contain material information relating to these offerings. The prospectus supplement and any related free writing prospectus that we may authorize to be provided to you may also add, update or change information contained in this prospectus or in any documents that we have incorporated by reference into this prospectus. To the extent there is a conflict between the information contained in this prospectus and the prospectus supplement or any related free writing prospectus, you should rely on the information in the prospectus supplement or the related free writing prospectus; provided that if any statement in one of these documents is inconsistent with a statement in another document having a later date – for example, a document filed after the date of this prospectus and incorporated by reference into this prospectus or any prospectus supplement or any related free writing prospectus – the statement in the document having the later date modifies or supersedes the earlier statement.

We have not authorized any dealer, agent or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus and any accompanying prospectus supplement, or any related free writing prospectus that we may authorize to be provided to you. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus or an accompanying prospectus supplement, or any related free writing prospectus that we may authorize to be provided to you. This prospectus and the accompanying prospectus supplement, if any, do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do this prospectus and the accompanying prospectus supplement constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference (as our business, financial condition, results of operations and prospects may have changed since that date), even though this prospectus, any applicable prospectus supplement or any related free writing prospectus is delivered or securities are sold on a later date.

As permitted by SEC rules and regulations, the registration statement of which this prospectus forms a part includes additional information not contained in this prospectus. You may read the registration statement and the other reports we file with the SEC at its website or at its offices described below under “Where You Can Find More Information.”

Unless the context otherwise requires, all references in this prospectus to “ICZOOM,” “we,” “us,” “our,” “the Company,” “the “Registrant” or similar words refer to ICZOOM Group Inc., together with our subsidiaries.

COMMONLY USED DEFINED TERMS

●	“AP” refers to accounts payable.

●	“AR” refers to accounts receivable.

●	“ASC” refers to Accounting Standards Codification.

●	“ASU” refers to Accounting Standards Update.

●	“AEO” refers to Authorized Economic Operator.

●	“BOM” refers to Bill of Material.

●	“Class A Ordinary Shares” refer to our Class A ordinary shares, $0.16 par value per share;

●	“Class B Ordinary Shares” refer to our Class B ordinary shares, $0.16 par value per share;

●	“Components Zone HK” refers to Components Zone International Limited, a Hong Kong company.

●	“CECO” refers to Control of Exemption Clauses Ordinance (Cap. 71, Laws of Hong Kong).

●	“CRM” refers to customer relationship management.

●	“CSRC” refers to China Securities Regulatory Commission.

●	“Competition Ordinance” refers to Competition Ordinance (Cap. 619, Laws of Hong Kong).

●	“China” or the “PRC” are to the People’s Republic of China;

●	Depending on the context, the terms “we,” “us,” “our company,” “our”, “ICZOOM” and “ICZOOM Cayman” refer to ICZOOM Group Inc., an exempted company with limited liability incorporated under the laws of the Cayman Islands, and its subsidiaries and affiliated companies.

●	“DTA” refers to the comprehensive double taxation agreements between Hong Kong and other countries or territories, including the PRC.

●	“EDI License” refers to a VATS License for online data processing and transaction processing business.

●	“Ehub” refers to Ehub Electronics Limited, a Hong Kong company.

●	“ECO” refers to the Employees’ Compensation Ordinance (Cap. 282, Laws of Hong Kong).

●	“FIE” refers to a foreign-invested enterprise.

●	“GACC” refers to General Administration of China Customs.

●	“ICZOOM HK” refers to Iczoom Electronics Limited, a Hong Kong company.

●	“ICZOOM Shenzhen” refers to Shenzhen Iczoom Electronics Co., Ltd., a PRC company.

●	“ICZOOM WFOE” refers to Components Zone (Shenzhen) Development Limited, a PRC company.

●	“HBI” refers to Horizon Business Intelligence Co., Limited, the former name of ICZOOM Group Inc.

●	“Hjet HK” refers to Hjet Industrial Corporation Limited, a Hong Kong company.

●	“Hjet Shuntong” refers to Hjet Shuntong (Shenzhen) Co., Ltd., a PRC company.

●	“Hjet Supply Chain” refers to Shenzhen Hjet Supply Chain Co., Ltd., a PRC company.

●	“Hjet Logistics” refers to Shenzhen Hjet Yun Tong Logistics Co., Ltd., a PRC company.

●	“Heng Nuo Chen” refers to Shanghai Heng Nuo Chen International Freight Forwarding Co., Ltd., a PRC company.

●	“IMECM” refers to the Formulated Interim Measures for Enterprise Credit Management (decree No. 225 of GACC).

●	“IoT” refers to Internet of Things.

●	“IRO” refers to the Inland Revenue Ordinance (Cap. 112, Laws of Hong Kong).

●	“ICP License” refers to a VATS License with the business scope of Internet information service that commercial Internet information services operators are required to obtain.

●	“IRD” refers to the Inland Revenue Department of Hong Kong.

●	“MRO” refers to maintenance, repair, and operations.

●	“M&A” refers to the Fourth Amended and Restated Memorandum and Articles of Association of the Company as adopted by special resolutions passed on August 20, 2024.

●	“M&A Rules” refers to the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors of China.

●	“MOFCOM” refers to the Ministry of Commerce of China.

●	“MOHRSS” refers to Human Resources and Social Security of China.

●	“MPF Scheme” refers to the Mandatory Provident Fund Scheme, a contribution retirement scheme managed by authorized independent trustees.

●	“Negative List” refers the Special Administrative Measures for Foreign Investment Access of China.

●	“NDRC” refers the National Development and Reform Commission of China.

●	“NPC” refers the National People’s Congress of China.

●	“ODM” refers to original design manufactures.

●	“OEM” refers to original electronic manufactures.

●	“OLO” refers to the Occupiers Liability Ordinance (Cap. 314, Laws of Hong Kong).

●	“OSHO” refers to the Occupational Safety and Health Ordinance (Cap. 509, Laws of Hong Kong).

●	“PBOC” refers to People’s Bank of China.

●	“PBOC Notice No. 9” refers to Full-coverage Macro-prudent Management of Cross-border Financing.

●	“Pai Ming Shenzhen” and/or “VIE” refer to Shenzhen Pai Ming Electronics Co., Ltd., a PRC company.

●	“POA” refers to the shareholder of Pai Ming Shenzhen’s power of attorney dated December 14, 2020.

●	“QEF” refers to a qualified electing fund.

●	“SaaS” refers to software-as-a-service.

●	“SAFE” refers to China’s State Administration of Foreign Exchange.

●	“SAFE Circular 19” refers to the Notice of the State Administration of Foreign Exchange on Reforming the Administration of Foreign Exchange Settlement of Capital of Foreign-invested Enterprises.

●	“SAFE Circular 37” refers to the Circular on Relevant Issues Concerning Foreign Exchange Control on Domestic Residents’ Offshore Investment and Financing and Roundtrip Investment Through Special Purpose Vehicles.

●	“SAFE Circular 82” refers to the Circular of the State Administration of Taxation on Issues Concerning the Identification of Chinese-Controlled Overseas Registered Enterprises as Resident Enterprises in Accordance with the Actual Standards of Organizational Management.

●	“SAIC” refers to State Administration for Industry and Commerce in China and currently known as State Administration for Market Regulation.

●	“SAT” refers to PRC State Administration of Taxation.

●	“SAMR” refers to the former State of Administration of Industry and Commerce of China, which has been merged into the State Administration for Market Regulation.

●	“SCNPC” refers to the Standing Committee of the National People’s Congress of China.

●	“SKU” refers to stock keeping unit.

●	“SME” refers to small and medium-sized enterprise.

●	“SOGO” refers to the Sale of Goods Ordinance (Cap. 26, Laws of Hong Kong).

●	“SOSO” refers to the Supply of Services (Implied Terms) Ordinance (Cap. 457, Laws of Hong Kong).

●	“SPV” refers to special purpose vehicle.

●	“Controlling Shareholders” refers to collectively Lei Xia and Duanrong Liu;

●	“UED” refers to user experience design.

●	“Urgent Notice” refers to the Urgent Notice of the General Office of MOHRSS on Effectively Implementing the Spirit of the Standing Meeting of the State Council and Effectively Conducting the Collection of Social Insurance Premiums in a Stable Manner.

●	“VAT” refers to value added taxes.

●	“VATS License” refers to two types of telecom operating licenses for operators in China, namely, licenses for basic telecommunications services and licenses for value-added telecommunications services.

●	“WFOE” refers to a wholly foreign-owned enterprise.

●	All references to “RMB,” “yuan” and “Renminbi” are to the legal currency of China, all references to “HKD” is to the legal currency of Hong Kong, and all references to “USD,” and “U.S. dollars” are to the legal currency of the United States.

v

FORWARD-LOOKING STATEMENTS

NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and our SEC filings that are incorporated by reference into this prospectus contain or incorporate by reference forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements other than statements of historical fact are “forward-looking statements,” including any projections of earnings, revenue or other financial items, any statements of the plans, strategies and objectives of management for future operations, any statements concerning proposed new projects or other developments, any statements regarding future economic conditions or performance, any statements of management’s beliefs, goals, strategies, intentions and objectives, and any statements of assumptions underlying any of the foregoing. The words “believe,” “anticipate,” “estimate,” “plan,” “expect,” “intend,” “may,” “could,” “should,” “potential,” “likely,” “projects,” “continue,” “will,” and “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Forward-looking statements reflect our current views with respect to future events, are based on assumptions and are subject to risks and uncertainties. We cannot guarantee that we actually will achieve the plans, intentions or expectations expressed in our forward-looking statements and you should not place undue reliance on these statements. There are a number of important factors that could cause our actual results to differ materially from those indicated or implied by forward-looking statements. These important factors include those discussed under the heading “Risk Factors” contained or incorporated by reference in this prospectus and in the applicable prospectus supplement and any free writing prospectus we may authorize for use in connection with a specific offering. These factors and the other cautionary statements made in this prospectus should be read as being applicable to all related forward-looking statements whenever they appear in this prospectus. Except as required by law, we undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

PROSPECTUS SUMMARY

Company Overview

We, ICZOOM Group Inc. (“ICZOOM Cayman”), are an offshore holding company incorporated in Cayman Islands, conducting our operation in Hong Kong and the People’s Republic of China (“PRC”) through our wholly-owned subsidiaries in Hong Kong and PRC. We, supported by our e-commerce trading platform, are primarily engaged in sales of electronic component products to customers in Hong Kong and the PRC. These products are primarily used by China based small and medium-sized enterprises (“SMEs”) in the consumer electronic industry, Internet of Things (“IoT”), automotive electronics and industry control segment. In addition to the sales of electronic component products, we also provide services to customers such as temporary warehousing, logistic and shipping, and customs clearance and charge them additional service commission fees.

We operate through two B2B online platforms, www.iczoom.com and www.iczoomex.com. Two platforms have substantially the same features and functions, provide the same information and services and are both accessible by customers from any countries and regions, while the latter one, with the server and data located and stored in Singapore, is primarily serving oversea customers.

Corporate History and Structure

The Company owns 100% equity interest of the following four companies that incorporated in accordance with the laws and regulations in Hong Kong:

1)	Iczoom Electronics Limited (“ICZOOM HK”), an entity incorporated on May 22, 2012;

2)	Ehub Electronics Limited (“Ehub”), an entity incorporated on September 13, 2012;

3)	Hjet Industrial Corporation Limited (“Hjet HK”), an entity incorporated on August 6, 2013;

4)	Components Zone International Limited (“Components Zone HK”), an entity incorporated on May 19, 2020.

Components Zone (Shenzhen) Development Limited (“ICZOOM WFOE”), was formed on September 17, 2020 as a WFOE in the PRC. Its equity interest is 100% owned by Components Zone HK.

Hjet Shuntong (Shenzhen) Co., Ltd. (“Hjet Shuntong”) was formed on November 8, 2013 in the PRC, and 100% of its equity interest is owned by ICZOOM WFOE. Shenzhen Hjet Supply Chain Co., Ltd. (“Hjet Supply Chain”) was formed on July 3, 2006 in the PRC, and 100% of its equity interest is owned by Hjet Shuntong. Hjet Supply Chain owns 100% of the equity interest of two subsidiaries: (1) Shenzhen Iczoom Electronics Co., Ltd. (“ICZOOM Shenzhen”) was incorporated on July 20, 2015 in accordance with PRC laws; (2) Shenzhen Hjet Yun Tong Logistics Co., Ltd. (“Hjet Logistics”) was incorporated on May 31, 2013 in accordance with PRC laws.

ICZOOM, ICZOOM WFOE, Hjet Shuntong, and Components Zone HK are currently not engaging in any active business operations and merely acting as holding companies.

The following charts summarize our corporate legal structure and identify our subsidiaries as of the date of this prospectus.

ICZOOM Group Inc.
Registered in Cayman Islands
100%
Iczoom Electronics Limited
拍明电子有限公司
Registered in Hong Kong
100%
Components Zone International Limited
芯城国际有限公司
Registered in Hong Kong
100%
Ehub Electronics Limited
易能电子有限公司
Registered in Hong Kong
100%
Hjet Industrial Corporation Limited
恒捷实业有限公司
Registered in Hong Kong
offshore
onshore
100%
WFOE
Components Zone (ShenZhen) Development Limited
芯领域（深圳）发展有限公司
Registered in China
100%
Hjet Shuntong (Shenzhen) Co., Ltd.
恒捷顺通（深圳）有限公司
Registered in China
100%
Shenzhen Hjet Supply Chain Co., Ltd.
深圳市恒捷供应链有限公司
Registered in China
100%
Shenzhen Iczoom Electronics Co., Ltd.
深圳市拍明芯城电子有限公司
Registered in China
100%
Shenzhen Hjet Yun Tong Logistics Co., Ltd.
深圳市恒捷运通物流有限公司
Registered in China
Equity interest

Permission Required from the PRC Authorities for the Company’s Operation and to Issue Our Securities to Foreign Investors

Our operations in China are governed by PRC laws and regulations. PRC laws and regulations governing our current business operations are sometimes vague and uncertain, and therefore, these risks may result in a material change in our operations, significant depreciation of the value of our securities, or a complete hindrance of our ability to offer or continue to offer our securities to investors and cause the value of such securities to significantly decline or be worthless. The Chinese government may intervene or influence the operations of our PRC operating entities at any time and may exert more control over offerings conducted overseas and/or foreign investment in China-based issuers, which could result in a material change in the operations of our PRC operating entities and/or the value of our securities. Further, any actions by the Chinese government to exert more oversight and control over offerings that are conducted overseas and/or foreign investment in China-based issuers could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or be worthless.

Our PRC legal counsel, Tahota (Shenzhen) Law Firm, has advised us that, as of the date of this prospectus, based on their understanding of the current PRC laws, regulations and rules, we and our subsidiaries have received all requisite permissions and approvals from the PRC government authorities for our business operations currently conducted in China. Neither have we nor our subsidiaries received any denial of permissions for our business operations in material aspects currently conducted in China. These permissions and approvals include (without limitation) Business License, Record Registration Form for Foreign Trade Business Operators, and Filing Form for Customs Declaration Entity.

Our PRC legal counsel, Tahota (Shenzhen) Law Firm, has advised us that, as of the date of this prospectus, based on their understanding of the current PRC laws, regulations and rules, except that a filing should be made with the CSRC within three business days after the offerings in connection with this registration statement are completed, we and our subsidiaries are currently not required to obtain permission from any of the PRC authorities to issue our securities to foreign investors.

In addition, we are subject to the risks of uncertainty of any future actions of the PRC government in this regard including the risk that we inadvertently conclude that the permissions or approvals discussed here are not required, that applicable laws, regulations or interpretations change such that we are required to obtain approvals in the future, or that the PRC government could disallow our holding company structure, which would likely result in a material change in our operations, including our ability to continue our existing holding company structure, carry on our current business, accept foreign investments, and offer or continue to offer securities to our investors. These adverse actions could cause the value of our Ordinary Shares to significantly decline or become worthless. We may also be subject to penalties and sanctions imposed by the PRC regulatory agencies, including the CSRC, if we fail to comply with such rules and regulations, which would likely adversely affect the ability of our securities to be listed on a U.S. exchange, which would likely cause the value of our securities to significantly decline or become worthless.

On February 17, 2023, the CSRC published the Interim Administrative Measures on Overseas Securities Offering and Listing by Domestic Enterprises (CSRC Announcement [2022] No. 43) (the “Overseas Listing Measures”), which took effect on March 31, 2023. Under the Overseas Listing Measures, a filing-based regulatory system applies to “indirect overseas offerings and listings” of companies in mainland China, which refers to securities offerings and listings in an overseas market made under the name of an offshore entity but based on the underlying equity, assets, earnings or other similar rights of a company in mainland China that operates its main business in mainland China. The Overseas Listing Measures states that, any post-listing follow-on offering by an issuer in an overseas market, including issuance of shares, convertible notes and other similar securities, shall be subject to filing requirement within three business days after the completion of the offering. In connection with the Overseas Listing Measures, on February 17, 2023 the CSRC also published the Notice on the Administrative Arrangements for the Filing of Overseas Securities Offering and Listing by Domestic Enterprises (the “Notice on Overseas Listing Measures”). According to the Notice on Overseas Listing Measures, issuers that have already been listed in an overseas market by March 31, 2023, the date the Overseas Listing Measures became effective, are not required to make any immediate filing and are only required to comply with the filing requirements under the Overseas Listing Measures when it subsequently seeks to conduct a follow-on offering. Therefore, we are required to go through filing procedures with the CSRC after the completion of the offerings in connection with this registration statement and for our future offerings and listing of our securities in an overseas market under the Overseas Listing Measures.

The Overseas Listing Measures further stipulate that a fine between RMB 1 million and RMB 10 million may be imposed if an applicant fails to fulfil the filing requirements with the CSRC. If we fail to complete such filing requirement, Chinese regulatory authorities may impose fines and penalties upon our operations in China, limit our operating privileges in China, delay or restrict the repatriation of the proceeds from the offerings in connection with this registration statement into China, or take other actions that could have a material adverse effect upon our business, financial condition, results of operations, reputation and prospects, as well as the trading price of our securities.

Since the Overseas Listing Measures are newly promulgated, and there remain substantial uncertainties about the interpretation and implementation, we cannot assure you that we will be able to receive clearance of such filing requirements in a timely manner, or at all, in the future. If we fail to complete the filing requirement with the CSRC after the completion of the offerings in connection with this registration statements, the CSRC or other Chinese regulatory authorities may impose fines and penalties upon our operations in China, limit our operating privileges in China, delay or restrict the repatriation of the proceeds from the offerings in connection with this registration statements into China, or take other actions that could have a material adverse effect upon our business, financial condition, results of operations, reputation and prospects, as well as the trading price of our Class A Ordinary Shares. Any failure of us to fully comply with new regulatory requirements may significantly limit or completely hinder our ability to offer or continue to offer our securities, causing significant disruption to our business operations, severely damage our reputation, materially and adversely affect our financial condition and results of operations and cause the securities to significantly decline in value or become worthless. See “Item 3 Key Information — Risk Factor — We are required to complete filing procedures with the CSRC in connection with future offerings, it is uncertain whether such filing can be completed or how long it will take to complete such filing” starting on page 26 of the 2024 Annual Report; “— The Chinese government exerts substantial influence over the manner in which we must conduct our business activities and may intervene or influence our operations at any time, which could result in a material change in our operations and the value of our securities” starting on page 23 of the 2024 Annual Report; and “Item 4. Information on the Company — Government Regulation — Regulation Related to Overseas Listings” starting on page 99 of the 2024 Annual Report.

See “Item 3 Key Information — Risk Factor — You may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing original actions in China against us, based on the United States, Hong Kong or other foreign laws, and the ability of U.S. authorities to bring actions in China may also be limited” starting on page 39 of the 2024 Annual Report, and “— China Securities Regulatory Commission and other Chinese government agencies may exert more oversight and control over offerings that are conducted overseas and foreign investment in China-based issuers, especially those in the technology field. Additional compliance procedures may be required in connection with future offerings, and, if required, we cannot predict whether we will be able to obtain such approval. If we are required to obtain PRC governmental permissions to commence the sale of our securities, we will not commence the offering until we obtain such permissions. As a result, we face uncertainty about future actions by the PRC government that could significantly affect our ability to offer or continue to offer securities to investors and cause the value of our securities to significantly decline or be worthless” starting on page 19 of this prospectus.

On January 18, 2022, ICZOOM WFOE entered into a business cooperation agreement with Pai Ming Shenzhen, under which Pai Ming Shenzhen agreed to provide us with network services including but not limited to business consultation, website information push, matching services of supply and demand information, online advertising, software customization, data analysis, website operation and other in-depth vertical services through online and offline data push through its platform. Such business cooperation agreement expired after the one-year term, and we did not renew or enter into a new business cooperation agreement with Pai Ming Shenzhen. Uncertainties exist regarding whether Hong Kong companies would be subject to the new Cybersecurity Review Measures, and ICZOOM HK as the operator of our online platform may be subject to PRC laws relating to the use, sharing, retention, security, and transfer of confidential and private information, such as personal information and other data. According to the latest amended Cybersecurity Review Measures, which was promulgated on December 28, 2021 and became effective on February 15, 2022, and replaced the Cybersecurity Review Measures promulgated on April 13, 2020, online platform operator holding more than one million users/users’ individual information shall be subject to cybersecurity review before listing abroad. On November 14, 2021, the CAC released the Regulations on the Network Data Security Management (Draft for Comments), or the Data Security Management Regulations Draft, to solicit public opinion and comments. Pursuant to the Data Security Management Regulations Draft, data processor holding more than one million users/users’ individual information shall be subject to cybersecurity review before listing abroad. Data processing activities refers to activities such as the collection, retention, use, processing, transmission, provision, disclosure, or deletion of data. We may be deemed as a data processor under the Data Security Management Regulations Draft. Notwithstanding the foregoing, even if we are deemed as an online platform operator under the Cybersecurity Review Measures or a data processor under the Data Security Management Regulations Draft, we do not expect to be subject to the cybersecurity review in connection with the offerings in connection with this registration statement because it is unlikely that the offerings in connection with this registration statement belong to “listing in a foreign country” as defined in the Cybersecurity Review Measures and we currently hold aggregate less than ten thousand users’ individual information and it is very unlikely that we will reach threshold of one million users’ individual information in the near future as we are a B2B platform where our registered users are substantially SMEs. The Cybersecurity Review Measures also provide that if a critical information infrastructure operator, or a CIIO, purchases internet products and services that affect or may affect national security, it should be subject to cybersecurity review by the CAC. We do not expect to be a CIIO, since (i) we do not hold a large amount of individual information, and (ii) data processed in our business is less likely to have a bearing on national security, thus it may not be classified as core or important data by the authorities. However, due to the lack of further interpretations, the exact scope of what constitutes a “CIIO” remains unclear. As of the date of this prospectus, we have not received any notice from any authorities identifying us as a CIIO or requiring us to undertake a cybersecurity review by the CAC. Further, as of the date of this prospectus, we have not been subject to any penalties, fines, suspensions, or investigations from any competent authorities for violation of the regulations or policies that have been issued by the CAC.

Our B2B online platform www.iczoomex.com, which is held by ICZOOM HK, and www.iczoom.com, which is held by ICZOOM Shenzhen, have substantially the same features and functions, provide the same information and services and are both accessible by customers from any countries and regions, while the latter one, with the server and data located and stored in Singapore, is primarily serving oversea customers. Our B2B online trading platform is primarily engaged in sales of electronic component products to customers in China, where our customers can register as members first, and then use the platform to search for or post quotes for their desired electronic component products. By utilizing latest technologies, our platform collects, optimizes and presents product offering information from suppliers of all sizes, all transparent and available to our SME customers to compare and select. According to the Personal Information Protection Law issued by Standing Committee of the National People’s Congress of the PRC on August 20, 2021, where the purpose of the activity is to provide a product or service to that natural person located within China, such activity shall comply with the Personal Information Protection Law. Further, the Data Security Law provides that where any data handling activity carried out outside of the territory of China harms the national security, public interests, or the legitimate rights and interests of citizens or organizations of China, legal liability shall be investigated in accordance with such law. However, the Personal Information Protection Law and the Data Security Law are relatively new, there remain substantial uncertainties about how the laws will be interpreted or implemented and whether the PRC regulatory agencies, including the CAC, may adopt new laws, regulations, rules, or detailed implementation and interpretation related to such two laws. It is uncertain whether our Hong Kong subsidiary ICZOOM HK shall comply with the aforesaid laws. As of the date hereof, we are of the view that ICZOOM HK is in compliance with the applicable PRC laws and regulations governing the data privacy and personal information in all material respects, including the data privacy and personal information requirements of the Cyberspace Administration of China, and we have not received any complaints from any third party, or been investigated or punished by any PRC competent authority in relation to data privacy and personal information protection. In reaching this conclusion, we have adopted corresponding internal control measures to ensure the security of our information system and confidentiality of our customers’ personal information, including, but not limited to the followings:

●	We have established information security management systems which stipulate the standardized procedures for the management of information system. Through the information security management systems, we classify our staff based on their positions and responsibilities and grant them different access rights and adopt password control to identify system users. We adjust, shut down or deregister the access rights in a timely manner when such staff change their positions or take long vacations or terminate their employment agreements with us. Moreover, we conduct information system security inspections and periodically check the access logs of the information system so that we could identify abnormal accesses and deregister such abnormal accessed accounts.

●	We provide training to our employees to ensure that they are aware of our internal policies in relation to data protection.

●	We have specific network administrator responsible for installing the network firewall, remoting backup storage of important databases, business data, and documents, and promoting information security awareness among our employees.

For the data and personal information collected from our customers, we set out our data privacy policy and obtain the prior consent of the customers as required by the applicable laws and regulations before collecting their data and personal information. We collect personal information in accordance with the principle of legality, propriety and necessity, and do not collect personal information irrelevant to the service we provide to the customers. We have not shared, transferred or publicly disclosed user data without prior consent or authorization from the customers, unless otherwise permitted by relevant laws and regulations. We may be required to comply with laws and regulations in the PRC relating to data privacy and personal information, and failure to comply with such laws and regulations may potentially lead to regulatory or civil liability.

On July 7, 2022, the CAC promulgated the Outbound Data Transfer Security Assessment Measures, which became effective on September 1, 2022. According to the Outbound Data Transfer Security Assessment Measures, to provide data abroad under any of the following circumstances, a data processor shall declare security assessment for its outbound data transfer to the CAC through the local cyberspace administration at the provincial level: (i) where the data processor will provide important data abroad; (ii) where CIIO or the data processor processing the personal information of more than one million individuals will provide personal information abroad; (iii) where the data processor who has provided personal information of 100,000 individuals or sensitive personal information of 10,000 individuals in total abroad since January 1 of the previous year, will provide personal information abroad; and (iv) other circumstances where the security assessment is required as prescribed by the CAC. Prior to declaring security assessment for outbound data transfer, the data processor shall conduct self-assessment on the risks of the outbound data transfer. For outbound data transfers that have been carried out before the effectiveness of the Outbound Data Transfer Security Assessment Measures, if it is not in compliance with these measures, rectification shall be completed within six months starting from September 1, 2022. Hjet Shuntong, a PRC subsidiary of our WFOE, collects names and phone numbers of contact persons from our customers in order to fulfill their orders. By years of operation, as of the date hereof, Hjet Shuntong accumulated information of names and phone numbers of approximately 12,350 PRC individuals, a substantial portion of which is no longer active nor can be verified. The personal data Hjet Shuntong possesses is kept and maintained by Hjet Shuntong within mainland China. Our B2B online platform www.iczoomex.com held by ICZOOM HK, and www.iczoom.com held by ICZOOM Shenzhen,, collects name and phone number of a contact when a customer registers with the platform. As of June 30, 2024, ICZOOM HK had collected names and phone numbers of approximately 378 PRC individuals and ICZOOM Shenzhen had collected names and phone numbers of approximately 11,877 PRC individuals. The Outbound Data Transfer Security Assessment Measures does not clearly state whether collection of personal information from PRC individuals by an offshore entity shall be deemed as outbound data transfer, therefore, there remains uncertainty whether such measures shall be applied to ICZOOM HK. Even such measures apply to ICZOOM HK, considering that (i) ICZOOM HK does not collect a large amount of personal information from PRC individuals, which is far less than either 100,000 individuals’ personal information and it is very unlikely that we will reach threshold of 100,000 individuals’ personal information in the near future as we are a B2B platform where our registered users are substantially SMEs, and (ii) personal information collected by ICZOOM HK are mainly the names and phone numbers of the contacts of our registered users, which is less likely to be deemed as sensitive personal information and is less likely to have a bearing on national security, thus it may not be classified as important data by the authorities, we understand, as concurred by our PRC counsel, Tahota (Shenzhen) Law Firm, that the security assessment for cross-border data transfer is less likely applicable to us to date. However, as advised by our PRC counsel, Tahota (Shenzhen) Law Firm, since the Outbound Data Transfer Security Assessment Measures is extremely new, there remain substantial uncertainties about its interpretation and implementation, the specific applicability of the Outbound Data Transfer Security Assessment Measures still subject to further interpretation of the PRC authorities. As of the date of this prospectus, we have not received any penalty, investigation or warning with respect to our business operation from the CAC, nor have we received any notice or instructions from the CAC requiring us to declare a security assessment. Furthermore, as of the date of this prospectus, implementation rules for the rectification requirements have not been issued and we have not started rectifications. We will continually monitor our compliance status in accordance with the latest developments in applicable regulatory requirements. If it is determined in the future that we are required to declare a security assessment, it is uncertain whether we can or how long it will take us to complete such declaration or rectification.

The Overseas Listing Measures, Data Security Management Regulations Draft, Cybersecurity Review Measures, Personal Information Protection Law, Data Security Law and Outbound Data Transfer Security Assessment Measures are relatively new, there are substantial uncertainties regarding their interpretation and application, and the PRC regulatory authorities may take a view that is contrary to the analysis above. We are not sure whether the PRC regulatory authorities will adopt other rules and restrictions in the future. See “Item 3. Key Information — Risk Factor — Uncertainties with respect to the PRC legal system could have a material adverse effect on us” on page 46 of this prospectus; Risk Factor — We are required to complete filing procedures with the CSRC in connection with the offerings in connection with this registration statement , it is uncertain whether such filing can be completed or how long it will take to complete such filing on page 26 of the 2024 Annual Report; “— The Chinese government exerts substantial influence over the manner in which we must conduct our business activities and may intervene or influence our operations at any time, which could result in a material change in our operations and the value of our securities” starting on page  23 of the 2024 Annual Report; “— We may be liable for improper use or appropriation of personal information provided by our customers” starting on page 30 of the 2024 Annual Report; and “— China Securities Regulatory Commission and other Chinese government agencies may exert more oversight and control over offerings that are conducted overseas and foreign investment in China-based issuers, especially those in the technology field. Additional compliance procedures may be required in connection with future offerings, and, if required, we cannot predict whether we will be able to obtain such approval. If we are required to obtain PRC governmental permissions to commence the sale of our securities, we will not commence the offering until we obtain such permissions. As a result, we face uncertainty about future actions by the PRC government that could significantly affect our ability to offer or continue to offer securities to investors and cause the value of our securities to significantly decline or be worthless” starting on page 19 of this prospectus.

New laws and regulations may be enforced from time to time to require additional licenses and permits other than those we currently have. If the PRC government deems us as operating without proper approvals, licenses or permits, promulgates new laws and regulations that require additional approvals or licenses or impose additional restrictions on the operation of any part of our business, we may be required to apply for additional approvals, license or permits. See “Risk Factor — Any lack of requisite approvals, licenses or permits applicable to our business operation may have a material and adverse impact on our business and results of operations” starting on page 12 of the 2024 Annual Report.

Dividend Distributions or Assets Transfer among the Holding Company and Its Subsidiaries

We are a holding company with no material operations of our own and do not generate any revenue. We currently conduct substantially all of our operations through our wholly-owned subsidiaries in Hong Kong and China. We are permitted under PRC laws and regulations to provide funding to PRC subsidiaries only through loans or capital contributions, and only if we satisfy the applicable government registration and approval requirements. See “Item 3. Key Information — Risk Factor — PRC regulation of loans and direct investment by offshore holding companies to PRC entities may delay or prevent us from using the proceeds of our offerings to make loans or additional capital contributions to our PRC subsidiary, which could materially and adversely affect our liquidity and our ability to fund and expand our business” starting on page 34 of the 2024 Annual Report .

Neither ICZOOM Cayman or its subsidiaries except Hjet Supply Chain has cash management policies dictating how funds are transferred, and each entity needs to comply with applicable law or regulations with respect to transfer of funds, dividends and distributions with other entities. Hjet Supply Chain has maintained cash management policies which dictate the purpose, amount and procedure of cash transfers between Hjet Supply Chain and other subsidiaries. Hjet Supply Chain conducts regular review and management of all its subsidiaries’ cash transfers and reports to the board of directors.

Our subsidiaries in the PRC generate and retain cash generated from operating activities and re-invest it in our business. If any of our PRC subsidiaries incurs debt on its own behalf in the future, the instruments governing such debt may restrict their ability to pay dividends to us. As of the date of this prospectus, except that ICZOOM Cayman transferred proceeds of approximately $5.2 million from its initial public offering to Ehub Electronic after the completion of the initial public offering, there has been no cash flows, including dividends, transfers and distributions, between ICZOOM Cayman and its subsidiaries. Prior to the termination of the VIE arrangement in December 2021, funds were historically transferred between Hjet Supply Chain to Pai Ming Shenzhen pursuant to the contracts between them in the aggregated amount of $59,478 from July 1, 2021 to the termination date, and in the aggregated amount of $217,464 for the fiscal year ended June 30, 2021, respectively. After the termination of the VIE arrangement, Hjet Supply Chain transferred funds in the aggregated amount of $181,596 to Pai Ming Shenzhen pursuant to the business cooperation agreement dated January 18, 2022. Other than funds transferred to Pai Ming Shenzhen, funds are transferred among our HK and PRC subsidiaries for working capital purpose. As of the date hereof, there has been no dividend or distributions made between U.S. investors, other investors and the Company’s entities. See “Condensed Consolidating Schedule and Consolidated Financial Statements — Selected Consolidated Balance Sheet Data”; “— Selected Consolidated Statement of Operations Data”; “— Selected Consolidated Statement of Cash Flows”; and “— Roll-Forward of Investment” on pages 10 of this prospectus.

Cash proceeds raised from overseas financing activities, including the cash proceeds from the offerings in connection with this registration statement, may be transferred by ICZOOM Cayman to Components Zone HK, and then transferred to ICZOOM WFOE, and then transferred to Hjet Shuntong, and then Hjet Supply Chain, and then ICZOOM Shenzhen and Hjet Logistics as capital contribution and/or shareholder loans subject to applicable regulatory approvals, as the case may be.

We intend to keep any future earnings to re-invest in and finance the expansion of our business, and we do not anticipate that any cash dividends will be paid in the foreseeable future.

Under Cayman Islands law, a Cayman Islands company may pay a dividend on its shares out of either profit or share premium amount, provided that in no circumstances may a dividend be paid if this would result in the company being unable to pay its debts due in the ordinary course of business. If we determine to pay dividends on any of our Class A Ordinary Shares in the future, as a holding company, unless we receive proceeds from future offerings, we will be dependent on receipt of funds from our Hong Kong subsidiaries, including Components Zone HK, which will be dependent on receipt of dividends from ICZOOM WFOE, which will be dependent on dividends from the Hjet Shuntong, which will be dependent on receipt of dividends from Hjet Supply Chain, which will be dependent on receipt of payments from ICZOOM Shenzhen and Hjet Logistics in accordance with the laws and regulations of the PRC and Hong Kong.

ICZOOM WFOE’s ability to distribute dividends is based upon its distributable earnings. Current PRC regulations permit ICZOOM WFOE to pay dividends to Components Zone HK only out of its accumulated profits, if any, determined in accordance with Chinese accounting standards and regulations. In addition, each of ICZOOM WFOE and the other subsidiaries in China is required to set aside at least 10% of its after-tax profits each year, if any, to fund a statutory reserve until such reserve reaches 50% of its registered capital. Upon contribution to the statutory reserves using its after-tax profits, each of such entity in China may also make further contribution to the discretionary reserve funds using its after-tax profits in accordance with a resolution of the shareholders meeting. Although the statutory reserves can be used, among other ways, to increase the registered capital and eliminate future losses in excess of retained earnings of the respective companies, the reserve funds are not distributable as cash dividends except in the event of liquidation.

As of the date of this prospectus, PRC subsidiaries have not paid any dividends to the offshore companies.

The PRC government also imposes controls on the conversion of RMB into foreign currencies and the remittance of currencies out of the PRC. Therefore, we may experience difficulties in completing the administrative procedures necessary to obtain and remit foreign currency for the payment of dividends from our profits, if any. Furthermore, if our subsidiaries in the PRC incur debt on their own in the future, the instruments governing the debt may restrict their ability to pay dividends or make other payments. To the extent the funds or assets in the business is in the PRC or a PRC subsidiary, the funds or assets may not be available to fund operations or for other use outside of the PRC, due to the controls imposed by PRC governments which may limit our ability to transfer funds, pay dividends or make distribution to ICZOOM Cayman. Based on the Hong Kong laws and regulations, as at the date of this prospectus, there is no restriction imposed by the Hong Kong government on the transfer of capital within, into and out of Hong Kong (including funds from Hong Kong to the PRC), except transfer of funds involving money laundering and criminal activities. Please see “Item 4. Information on The Company — Risk Factor — China’s economic, political and social conditions, as well as changes in any government policies, laws and regulations may be quick with little advance notice and, could have a material adverse effect on our business and the value of our securities.” starting on page 23 of the 2024 Annual Report; “— PRC regulation of loans and direct investment by offshore holding companies to PRC entities may delay or prevent us from using the proceeds of our offerings to make loans or additional capital contributions to our PRC subsidiary, which could materially and adversely affect our liquidity and our ability to fund and expand our business” starting on page 34 of the 2024 Annual Report; and “— Governmental control of currency conversion may limit our ability to use our revenues effectively and the ability of our PRC subsidiaries to obtain financing” starting on page 35 of the 2024 Annual Report.

Cash dividends, if any, on our Class A Ordinary Shares will be paid in U.S. dollars. If we are considered a PRC tax resident enterprise for tax purposes, any dividends we pay to our overseas shareholders may be regarded as China-sourced income and as a result may be subject to PRC withholding tax at a rate of up to 10.0%.

In order for us to pay dividends to our shareholders, we will rely on payments made from Hjet Shuntong and its subsidiaries and the distribution of such payments to Components Zone HK as dividends from ICZOOM WFOE. Certain payments from our PRC subsidiaries to ICZOOM WFOE are subject to PRC taxes, including business taxes and VAT.

Pursuant to the Arrangement between Mainland China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and Tax Evasion on Income, or the Double Tax Avoidance Arrangement, the 10% withholding tax rate may be lowered to 5% if a Hong Kong resident enterprise owns no less than 25% of a PRC project. However, the 5% withholding tax rate does not automatically apply and certain requirements must be satisfied, including without limitation that (a) the Hong Kong project must be the beneficial owner of the relevant dividends; and (b) the Hong Kong project must directly hold no less than 25% share ownership in the PRC project during the 12 consecutive months preceding its receipt of the dividends. In current practice, a Hong Kong project must obtain a tax resident certificate from the Hong Kong tax authority to apply for the 5% lower PRC withholding tax rate. As the Hong Kong tax authority will issue such a tax resident certificate on a case-by-case basis, we cannot assure you that we will be able to obtain the tax resident certificate from the relevant Hong Kong tax authority and enjoy the preferential withholding tax rate of 5% under the Double Taxation Arrangement with respect to dividends to be paid by our PRC subsidiary to its immediate holding company, Components Zone HK. As of the date of this prospectus, we have not applied for the tax resident certificate from the relevant Hong Kong tax authority. Components Zone HK intends to apply for the tax resident certificate when ICZOOM WFOE plans to declare and pay dividends to Components Zone HK. See “Item 3. Key Information — Risk Factors — We may be classified as a “resident enterprise” for PRC enterprise income tax purposes; such classification could result in unfavorable tax consequences to us and our non-PRC shareholders” starting on page 36 of the 2024 Annual Report.

The diagram below illustrates the intended cash flow under our current corporate structure.

ICZOOM
capital contribution / shareholder loan
dividends / distributions
ICZOOM HK
Components Zone HK
Ehub
Hjet HK
offshore
onshore
capital contribution / shareholder loan
dividends / distributions
WFOE
capital contribution / shareholder loan
dividends / distributions
Hjet Shuntong
capital contribution / shareholder loan
dividends / distributions
Hjet Spply Chain
capital contribution / shareholder loan
dividends / distributions
ICZOOM Shenzhen
Hjet Logistic

Note:

(1)	Parent companies may transfer fund to their subsidiaries via capital contributions or shareholder loans, subsidiaries may transfer funds to their parent companies via dividends or distributions.
(2)	Under PRC laws, PRC companies may not pay dividends unless it has set aside at least 10% of its accumulative profits after tax each year to fund statutory reserve funds until such reserve funds reach 50% of its registered capital.
(3)	In December 2021, ICZOOM WFOE terminated the contractual arrangements with Pai Ming Shenzhen and the shareholder of Pai Ming Shenzhen. As the VIE was to hold the ICP license in the past, we did not have any cash flow or distribution between the VIE and ICZOOM WFOE.

Holding Foreign Company Accountable Act

Our Class A Ordinary Shares may be prohibited to trade on a national exchange or “over-the-counter” markets under the Holding Foreign Companies Accountable Act (“HFCA Act”) if the PCAOB is unable to inspect our auditors for three consecutive years beginning in 2021. Furthermore, on June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act (“AHFCAA”), which, if signed into law, would amend the HFCA Act and require the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three consecutive years. On December 16, 2021, the PCAOB issued a Determination Report which found that the PCAOB is unable to inspect or investigate completely registered public accounting firms headquartered in: (1) mainland China, and (2) Hong Kong. Friedman LLP was our auditor for the financial statements for the fiscal years ended June 30, 2022 and 2021. Effective as of September 1, 2022, Friedman LLP combined with Marcum LLP (“Marcum”). Friedman LLP was headquartered in Manhattan, NY and had been inspected by the PCAOB on a regular basis with the last inspection in October 2020 until its combination with Marcum. On April 3, 2023, we appointed Audit Alliance LLP (“Audit Alliance”) to serve as our independent registered public accounting firm. Audit Alliance is based in Singapore, registered with PCAOB and subject to laws in the United States pursuant to which the PCAOB conducts regular inspections to assess its compliance with the applicable professional standards. Neither our former auditor, Friedman LLP, nor our current auditor, Audit Alliance, was/is headquartered in mainland China or Hong Kong and was not identified in the Determination Report on December 16, 2021 as a firm subject to the PCAOB’s determination. On August 26, 2022, the CSRC, the Ministry of Finance of the PRC, and PCAOB signed a Statement of Protocol, or the Protocol, governing inspections and investigations of audit firms based in China and Hong Kong. Pursuant to the Protocol, the PCAOB has independent discretion to select any issuer audits for inspection or investigation and has the unfettered ability to transfer information to the SEC. The PCAOB was required to reassess these determinations by the end of 2022. Under the PCAOB’s rules, a reassessment of a determination under the HFCA Act may result in the PCAOB reaffirming, modifying or vacating the determination. On December 15, 2022, the PCAOB Board determined that the PCAOB was able to secure complete access to inspect and investigate registered public accounting firms headquartered in mainland China and Hong Kong and voted to vacate its previous determinations to the contrary. However, whether the PCAOB will continue to be able to satisfactorily conduct inspections of PCAOB-registered public accounting firms headquartered in mainland China and Hong Kong is subject to uncertainty and depends on a number of factors out of our, and our auditor’s, control. The PCAOB is continuing to demand complete access in mainland China and Hong Kong moving forward, as well as to continue pursuing ongoing investigations and initiate new investigations as needed. The PCAOB has indicated that it will act immediately to consider the need to issue new determinations with the HFCA Act if needed and does not have to wait another year to reassess its determinations. In the future, if there is any regulatory change or step taken by PRC regulators that does not permit our auditor to provide audit documentations located in China or Hong Kong to the PCAOB for inspection or investigation, or the PCAOB expands the scope of the Determination so that we are subject to the HFCA Act, as the same may be amended, you may be deprived of the benefits of such inspection which could result in limitation or restriction to our access to the U.S. capital markets and trading of our securities, including trading on the national exchange and trading on “over-the-counter” markets, may be prohibited under the HFCA Act. On December 29, 2022, a legislation entitled “Consolidated Appropriations Act, 2023” (the “Consolidated Appropriations Act”), was signed into law by President Biden. The Consolidated Appropriations Act contained, among other things, an identical provision to AHFCAA, which reduces the number of consecutive non-inspection years required for triggering the prohibitions under the HFCA Act from three years to two. See “Item 3. Key Information— Risk Factors — Recent joint statement by the SEC and PCAOB, proposed rule changes submitted by Nasdaq, and an act passed by the US Senate all call for additional and more stringent criteria to be applied to emerging market companies upon assessing the qualification of their auditors, especially the non-U.S. auditors who are not inspected by the PCAOB. These developments could add uncertainties to our offering” starting on page 46 of the 2024 Annual Report for more information.

Condensed Consolidating Schedule and Consolidated Financial Statements

The following tables present selected consolidated financial data of ICZOOM Cayman, its subsidiaries, and VIE for the years ended June 30, 2024, 2023 and 2022, and consolidated balance sheet data as of June 30, 2024, 2023 and 2022, which have been derived from our audited consolidated financial statements for those periods. ICZOOM Cayman records its investments in its subsidiaries under the equity method of accounting. Such investments are presented in the selected condensed consolidated balance sheets of ICZOOM Cayman as “Investment in subsidiaries, VIE and VIE’s subsidiaries” and the loss of the subsidiaries is presented as “Loss from investment in subsidiaries, VIE” in the selected consolidated statements of operations and comprehensive loss. On December 10, 2021 (the “VIE termination date”), the Company terminated the agreements under the VIE structure. Therefore, the Company’s consolidated balance sheet information as of June 30, 2022 did not consolidate the balance sheet information of the VIE as of June 30, 2022, but the Company’s consolidated results of operation data and cash flow for the year ended June 30, 2022 consolidated the results of operation data and cash flow of the VIE from July 1, 2021 to the VIE termination date.

Selected Consolidated Balance Sheet Data

	As of June 30, 2024
	ICZOOM (“Parent” or the “Company”)	The Company’s subsidiaries other than VIE	The VIE (Pai Ming Shenzhen)	Eliminations	Consolidated Total
Total current assets	$—	$39,132,067	$—	$—	$39,132,067
Investments in subsidiaries and VIEs	$15,380,714	$—	$—	$(15,380,714)	$—
Total non-current assets	$15,380,714	$842,975	$—	$(15,380,714)	$842,975
Total assets	$15,380,714	$39,975,042	$—	$(15,380,714)	$39,975,042
Total current liabilities	$—	$24,594,328	$—	$—	$24,594,328
Total non-current liabilities	$—	$—	$—	$—	$—
Total liabilities	$—	$24,594,328	$—	$—	$24,594,328
Total shareholders’ equity (deficit)	$15,380,714	$15,380,714	$—	$(15,380,714)	$15,380,714
Total liabilities and shareholders’ equity (deficit)	$15,380,714	$39,975,042	$—	$(15,380,714)	$39,975,042

	As of June 30, 2023
	ICZOOM (“Parent” or the “Company”)	The Company’s subsidiaries other than VIE	The VIE (Pai Ming Shenzhen)	Eliminations	Consolidated Total
Total current assets	$—	$86,887,613	$—	$—	$86,887,613
Investments in subsidiaries and VIEs	$15,544,196	$—	$—	$(15,544,196)	$—
Total non-current assets	$15,544,196	$1,288,225	$—	$(15,544,196)	$1,288,225
Total assets	$15,544,196	$88,175,838	$—	$(15,544,196)	$88,175,838
Total current liabilities	$—	$72,256,586	$—	$—	$72,256,586
Total non-current liabilities	$—	$375,056	$—	$—	$375,056
Total liabilities	$—	$72,631,642	$—	$—	$72,631,642
Total shareholders’ equity (deficit)	$15,544,196	$15,544,196	$—	$(10,494,915)	$15,544,196
Total liabilities and shareholders’ equity (deficit)	$15,544,196	$88,175,838	$—	$(10,494,915)	$88,175,838

	As of June 30, 2022
	ICZOOM (“Parent” or the “Company”)	The Company’s subsidiaries other than VIE	The VIE (Pai Ming Shenzhen)	Eliminations	Consolidated Total
Total current assets	$—	$88,403,617	$—	$—	$88,403,617
Investments in subsidiaries and VIEs	$10,494,915	$—	$—	$(10,494,915)	$—
Total non-current assets	$10,494,915	$1,229,395	$—	$(10,494,915)	$1,229,395
Total assets	$10,494,915	$89,633,012	$—	$(10,494,915)	$89,633,012
Total current liabilities	$—	$78,657,661	$—	$—	$78,657,661
Total non-current liabilities	$—	$480,436	$—	$—	$480,436
Total liabilities	$—	$79,138,097	$—	$—	$79,138,097
Total shareholders’ equity (deficit)	$10,494,915	$10,494,915	$—	$(10,494,915)	$10,494,915
Total liabilities and shareholders’ equity (deficit)	$10,494,915	$89,633,012	$—	$(10,494,915)	$89,633,012

Selected Consolidated Statement of Operations Data

	For the year ended June 30, 2024
	ICZOOM (“Parent” or the “Company”)	The Company’s subsidiaries other than VIE	The VIE (Pai Ming Shenzhen)	Eliminations	Consolidated Total
Revenue	$—	$177,933,890	$—	$—	$177,933,890
Income from equity method investment	$(2,272,297)	$—	$—	$2,272,297	$—
Cost of revenue	$—	$172,983,529	$—	$—	$172,983,529
Gross profit	$—	$4,950,361	$—	$—	$4,950,361
Total operating expenses	$—	$6,294,192	$—	$—	$6,294,192
Total other income	$—	$(994,182)	$—	$—	$(994,182
Net income (loss)	$(2,272,297)	$(2,272,297)	$—	$2,272,297	$(2,272,297)
Comprehensive income (loss)	$(1,432,888)	$(1,432,888)	$—	$1,432,888	$(1,432,888)

	For the year ended June 30, 2023
	ICZOOM (“Parent” or the “Company”)	The Company’s subsidiaries other than VIE	The VIE (Pai Ming Shenzhen)	Eliminations	Consolidated Total
Revenue	$—	$214,405,226	$—	$—	$214,405,226
Income from equity method investment	$1,751,170	$—	$—	$(1,751,170)	$—
Cost of revenue	$—	$209,112,615	$—	$—	$209,112,615
Gross profit	$—	$5,292,611	$—	$—	$5,292,611
Total operating expenses	$—	$4,417,579	$—	$—	$4,417,579
Total other income	$—	$1,141,808	$—	$—	$1,141,808)
Net income (loss)	$1,751,170	$1,751,170	$—	$(1,751,170)	$1,751,170
Comprehensive income (loss)	$512,946	$512,946	$—	$(512,946)	$512,946

	For the year ended June 30, 2022
	ICZOOM (“Parent” or the “Company”)	The Company’s subsidiaries other than VIE	The VIE (Pai Ming Shenzhen)	Eliminations	Consolidated Total
Revenue	$—	$290,303,946	$72,425	$—	$290,376,371
Income from equity method investment	$2,569,810	$—	$—	$(2,569,810)	$—
Cost of revenue	$—	$282,560,785	$1,122	$—	$282,561,907
Gross profit	$—	$7,743,161	$71,303	$—	$7,814,464
Total operating expenses	$—	$4,353,193	$90,016	$—	$4,443,209
Total other income	$—	$(214,261)	$92	$—	$(214,169)
Net income (loss)	$2,569,810	$2,588,431	$(18,621)	$(2,569,810)	$2,569,810
Comprehensive income (loss)	$3,387,801	$3,406,422	$(18,621)	$(3,387,801)	$3,387,801

Selected Consolidated Statement of Cash Flows

	For the year ended June 30, 2024
	ICZOOM (“Parent” or the “Company”)	The Company’s subsidiaries other than VIE	The VIE (Pai Ming Shenzhen)	Eliminations	Consolidated Total
Net cash used in operating activities	$—	$2,082,250	$—	$—	$2,082,250
Net cash used in investing activities	$—	$(155,448)	$—	$—	$(155,448)
Net cash provided by financing activities	$—	$(2,246,032)	$—	$—	$(2,246,032)

	For the year ended June 30, 2023
	ICZOOM (“Parent” or the “Company”)	The Company’s subsidiaries other than VIE	The VIE (Pai Ming Shenzhen)	Eliminations	Consolidated Total
Net cash used in operating activities	$—	$(3,751,832)	$—	$—	$(3,751,832)
Net cash used in investing activities	$—	$(144,227)	$—	$—	$(144,227)
Net cash provided by financing activities	$—	$8,749,216	$—	$—	$8,749,216)

	For the year ended June 30, 2022
	ICZOOM (“Parent” or the “Company”)	The Company’s subsidiaries other than VIE	The VIE (Pai Ming Shenzhen)	Eliminations	Consolidated Total
Net cash provided by operating activities	$—	$99,878	$38,672	$—	$138,550
Net cash provided by investing activities	$—	$863,719	$—	$—	$863,719
Net cash used in financing activities	$—	$(3,495,874)	$—	$—	$(3,495,874)

Business Overview

We, supported by our e-commerce trading platform, are primarily engaged in sales of electronic component products to customers in the PRC. These products are primarily used by China based SMEs in the consumer electronic industry, IoT, automotive electronics, industry control segment. In addition to the sales of electronic component products, we provide services to customers such as temporary warehousing, logistic and shipping, and customs clearance and charge them additional service commission fees.

We primarily generate revenue from sales of electronic components products to customers. In addition, we generate revenue from service commission fees for services provided to our customers.

Sales of Electronic Components Products

We sell two categories of electronic component products: (i) semiconductor products and (ii) electronic equipment, tools and other products. Our semiconductor products primarily include various integrated circuit, discretes, passive components, optoelectronics, and our equipment, tools and other electronic component products primarily include various electromechanical, maintenance, repair & operations (“MRO”), and various design tool. The selling prices for our semiconductor products range from $0.001 per unit to approximately $55,922 per unit, and selling prices for our electronic equipment, tools and other products normally range from $0.0001 per unit to $49,925 per unit, depending on different features of stock keep units (each, the “SKU”, collectively, the “SKUs”). For the fiscal years ended June 30, 2024, 2023 and 2022, the average selling prices of semiconductor products were $0.21 per unit, $0.22 per unit and $0.21 per unit, respectively, and the average selling prices of equipment, tools and others were $0.44 per unit, $0.57 per unit and $0.25 per unit, respectively.

Service Commission Fees

Our service commission fees primarily consist of (1) fees charged to customers for assisting them with customs clearance when electronic component products are purchased from overseas suppliers; and (2) fees charged to customers for providing temporary warehousing for and organizing the product shipping and delivery after customs clearance.

For those add-on services, we typically charge non-refundable commission fees ranging from 0.15% to 1.5% based on the value of products. Such revenue is recognized when our customs clearance, warehousing, logistic and delivery services are performed and the customer receives the products. Revenues are recorded net of sales taxes and value added taxes.

Our Business Model

We operate through two B2B online platforms, www.iczoom.com and www.iczoomex.com. Two platforms have substantially the same features and functions, provide the same information and services and are both accessible by customers from any countries and regions, while the latter one, with the server and data located and stored in Singapore, is primarily serving oversea customers. Our customers can register as members first, and then use the platform to search for or post quotes for their desired electronic component products. By utilizing the latest technologies, our platform collects, optimizes and presents product offering information from suppliers of all sizes, all transparent and available to our SME customers to compare and select. Our suppliers have requirements for minimum purchase amounts in order for us to obtain favorable prices. We post such requirements and corresponding prices on our platform. Our customer will place an order meeting the minimum purchase amount requirement. Once a customer’s order is placed through our platform, we will acquire selected products from a supplier and sell directly to the customer. In addition, our platform can collect and analyze the order information and re-organize single purchase orders from different customers into one combo order based on the component part number, provided that those orders are within the same or close range of delivery schedules. We often can renegotiate further discounts from suppliers for those combo orders.

Our registered users can post enquiries if they cannot find their desired products. Our platform can screen product offering information automatically for them to identify a match. If there is no match, we may reach out to suppliers to locate the desired products and then provide the offering information to such registered user.

We also provide add-on services for our customers with commission fees, such services including, but not limit to, temporary warehousing, logistic and shipping, and customs clearance.

Implications of Being an Emerging Growth Company, a Foreign Private Issuer and a Controlled Company

Emerging Growth Company

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and we may take advantage of reduced reporting requirements that are otherwise applicable to public companies. Section 107 of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies are required to comply with those standards. The JOBS Act also exempts us from having to provide an auditor attestation of internal control over financial reporting under Sarbanes-Oxley Act Section 404(b).

We will remain an emerging growth company until the earlier of: (i) June 30, 2028, (b) in which we have an annual total gross revenue of at least US$1.235 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our ordinary equity that is held by non-affiliates exceeds US$700 million as of the last business day of the second fiscal quarter of such fiscal year; and (ii) the date on which we have issued more than US$1 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” have the meaning associated with it in the JOBS Act.

Foreign Private Issuer

As a “foreign private issuer,” we will be subject to different U.S. securities laws than domestic U.S. issuers. The rules governing the information that we must disclose differ from those governing U.S. companies pursuant to the Exchange Act. For example:

●	we are not required to provide as many Exchange Act reports or provide periodic and current reports as frequently, as a domestic public company;

●	for interim reporting, we are permitted to comply solely with our home country requirements, which are less rigorous than the rules that apply to domestic public companies;

Controlled Company

Our Chief Executive Officer, Lei Xia and our Chief Operating Officer, Duanrong Liu, collectively beneficially own an aggregate 83.79% voting power of the Company. As a result, we are a “controlled company” within the meaning of applicable Nasdaq listing rules. Under these rules, a company of which more than 50% of the voting power for the election of directors is held by an individual, group or another company is a “controlled company.” For so long as we remain a “controlled company,” we may elect not to comply with certain corporate governance requirements, including the requirements:

●	that a majority of the board of directors consists of independent directors;

●	for an annual performance evaluation of the nominating and corporate governance and compensation committees;

●	that we have a nominating and corporate governance committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

●	that we have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibility.

We intend to use these exemptions and may continue to use all or some of these exemptions in the future. As a result, you may not have the same protections afforded to shareholders of companies that are subject to all of the Nasdaq corporate governance requirements.

Corporate Information

Our principal executive office is located at Room 3801, Building A, Sunhope e●METRO, No. 7018 Cai Tian Road, Futian District, Shenzhen, Guangdong, China, 518000. Our telephone number is +86 755 88603072. Our websites are as follows www.iczoom.com and www.iczoomex.com.

Summary of Risk Factors

Investing in our Class A Ordinary Shares involves significant risks. You should carefully consider all of the information in this prospectus before making an investment in our Class A Ordinary Shares. Below please find a summary of the principal risks we face, organized under relevant headings. These risks are discussed more fully under “Item 3. Key Information—D. Risk Factors” beginning on page 1 of the 2024 Annual Report and in the section titled “Risk Factors” beginning on page 19 of this prospectus.

Risks Related to Our Business and Industry. See “Item 3. Key Information— Risk Factor — Risks Related to Our Business and Industry” starting on page 5 of the 2024 Annual Report.

Risks and uncertainties related to our business and industry include, but are not limited to, the following:

●	We derive substantially our revenue from purchases made by SMEs in China that are electronic manufacturers or traders engaging in consumer electronic industry, IoT, automotive electronics, industry control segment. As a result, factors that adversely affect Chinese electronics manufacturers or the Chinese electronics manufacturing industry could also materially and adversely affect our customers’ business, financial condition, results of operations and prospects and subsequently impact them placing orders with us. See “— We substantially rely on purchases made by Chinese electronics SMEs, and factors that adversely affect Chinese electronics industry could have a material adverse effect on our business, financial condition, results of operations and prospects.” on page 5 of the 2024 Annual Report.

●	Our continued success requires us to maintain our current customers and develop new relationships. We cannot guarantee that our customers will continue to use our platform in the future or at the current level. We may be unable to maintain existing customers or to obtain new customers on a profitable basis due to competitive dynamics. See “— Our continued success requires us to maintain our current customers and develop new relationships. We cannot guarantee that our customers will continue to use our platform in the future or at the current level.” on page 6 of the 2024 Annual Report.

●	Our business depends on our ability to successfully obtain payment from our customers of the amounts they owe us for products we sold and services we provided. An extended delay or default in payment relating to a significant account will have a material and adverse effect on the aging schedule and turnover days of our accounts receivable. If we are unable to collect our receivables from our customers in accordance with the contracts with our customers, our results of operations and cash flows could be adversely affected. See “— If we are unable to collect our receivables from our customers, our results of operations and cash flows could be adversely affected.” on page 19 of the 2024 Annual Report.

●	We rely on third-party courier service providers to deliver products to our customers. Interruptions to or failures in these couriers’ shipping services could prevent the timely or successful delivery of our products. See “— We rely on third-party courier service providers to deliver our products, and their failure to provide high-quality courier services to our customers may negatively impact the procurement experience of our customers, damage our market reputation and materially and adversely affect our business and results of operations.” on page 9 of the 2024 Annual Report.

●	The satisfactory performance, reliability and availability of our website, our mobile applications and our network infrastructure are critical to our success and our ability to attract and retain customers and maintain adequate customer service levels. See “— The proper functioning of our e-commerce platform is essential to our business and any failure to maintain the satisfactory performance, security and integrity of our e-commerce platform will materially and adversely affect our business, reputation, financial condition and results of operations.” on page 10 of the 2024 Annual Report.

Risks Related to Our Corporate Structure. See “Item 3. Key Information— Risk Factors — Risks Related to Our Corporate Structure” starting on page 20 of the 2024 Annual Report.

We are also subject to risks and uncertainties related to our corporate structure, including, but not limited to, the following:

●	Previously, our B2B online platform was operated through Pai Ming Shenzhen, the VIE, which held the ICP license to provide internet information services in PRC according to the regulations in China. If we were subject to severe penalties retroactively, the relevant PRC regulatory authorities would have broad discretion to take action in dealing with such violations and failures. Further, the PRC government could disallow our holding company structure, which would likely result in a material adverse change in our operations, and/or our securities may decline significantly in value or become worthless. See “— We previously operated our B2B online platform through the ICP license held by Pai Ming Shenzhen by means of Contractual Arrangements. If the PRC government determines that these contractual arrangements did not comply with PRC regulations relating to the relevant industries, or if these regulations or the interpretation of existing regulations change in the future, or if the PRC government disallow our holding company structure, we could be subject to severe penalties or be forced to relinquish our interests in those operations, which would likely result in a material adverse change in our operations, and/or the value of the securities of ICZOOM Cayman may decline significantly in value or become worthless.” starting on page 20 of the 2024 Annual Report.

Risks Related to Doing Business in China. See “Item 3. Key Information— Risk Factors — Risks Related to Doing Business in China” starting on page 22 of the 2024 Annual Report.

We are based in China and have the majority of our operations in China, so we face risks and uncertainties related to doing business in China in general, including, but not limited to, the following:

●	The transfer of funds and assets between ICZOOM Cayman, its Hong Kong subsidiaries and the PRC operating entities is subject to restriction. To the extent the funds or assets in the business is in the PRC or a PRC subsidiary, the funds or assets may not be available to fund operations or for other use outside of the PRC, due to the controls imposed by PRC governments which may limit our ability to transfer funds, pay dividends or make distribution to ICZOOM Cayman. Based on the Hong Kong laws and regulations, as at the date of the 2024 Annual Report, there is no restriction imposed by the Hong Kong government on the transfer of capital within, into and out of Hong Kong (including funds from Hong Kong to the PRC), except transfer of funds involving money laundering and criminal activities. See “ — The transfer of funds or assets between ICZOOM Cayman, its Hong Kong subsidiaries and the PRC operating entities is subject to restriction.” from page 15 of the 2024 Annual Report.

●	China has not developed a fully integrated legal system, and recently enacted laws and regulations may not sufficiently cover all aspects of economic activities in China. Since PRC administrative and court authorities have significant discretion in interpreting and implementing statutory provisions and contractual terms, it may be difficult to evaluate the outcome of administrative and court proceedings and the level of legal protection we enjoy. See “— Uncertainties with respect to the PRC legal system could have a material adverse effect on us.” on page 22 of the 2024 Annual Report.

●	China’s social and political conditions may change and evolve. Any sudden changes to China’s political system or the occurrence of widespread social unrest could have a material adverse effect on our business and results of operations. See “— China’s economic, political and social conditions, as well as changes in any government policies, laws and regulations may be quick with little advance notice and, could have a material adverse effect on our business and the value of our securities.” from page 23 of the 2024 Annual Report.

●	The Chinese government has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy through regulation and state ownership. Our ability to operate in China may be harmed by changes in its laws and regulations, including those relating to securities regulation, data protection, cybersecurity and mergers and acquisitions and other matters. See “— The Chinese government exerts substantial influence over the manner in which we must conduct our business activities and may intervene or influence our operations at any time, which could result in a material change in our operations and the value of our securities.” from page 23 of the 2024 Annual Report.

●	China Securities Regulatory Commission and other Chinese government agencies may exert more oversight and control over offerings that are conducted overseas and foreign investment in China-based issuers, especially those in the technology field. See “ — China Securities Regulatory Commission and other Chinese government agencies may exert more oversight and control over offerings that are conducted overseas and foreign investment in China-based issuers, especially those in the technology field. Additional compliance procedures may be required in connection with future offerings, and, if required, we cannot predict whether we will be able to obtain such approval. If we are required to obtain PRC governmental permissions to commence the sale of our securities, we will not commence the offering until we obtain such permissions. As a result, we face uncertainty about future actions by the PRC government that could significantly affect our ability to offer or continue to offer securities to investors and cause the value of our securities to significantly decline or be worthless.” from page 19 of this prospectus.

●	The proceeds of future offerings may be sent back to the PRC, and the process for sending such proceeds back to the PRC may be time-consuming after the closing of future offerings. We may be unable to use these proceeds to grow our business until our PRC subsidiaries receive such proceeds in the PRC. See “ — We must remit the offering proceeds to China before they may be used to benefit our business in China, the process of which may be time consuming, and we cannot assure that we can finish all necessary governmental registration processes in a timely manner.” from page 32 of the 2024 Annual Report.

●	Our business involves collecting and retaining certain internal and customer data. We also maintain information about various aspects of our operations as well as regarding our employees. The integrity and protection of our customer, employee and company data is critical to our business. Our customers and employees expect that we will adequately protect their personal information. We are required by applicable laws to keep strictly confidential the personal information that we collect, and to take adequate security measures to safeguard such information. See “— We may be liable for improper use or appropriation of personal information provided by our customers.” from page 30 of the 2024 Annual Report.

●	Failure by any such shareholders or beneficial owners to comply with Circular on Relevant Issues Concerning Foreign Exchange Control on Domestic Residents’ Offshore Investment and Financing and Roundtrip Investment Through Special Purpose Vehicles could subject us to fines or legal sanctions, restrict our overseas or cross-border investment activities, limit our PRC subsidiary’s ability to make distributions or pay dividends or affect our ownership structure, which could adversely affect our business and prospects. See “— PRC regulations relating to the establishment of offshore special purpose companies by PRC residents may subject our PRC resident shareholders to personal liability and limit our ability to acquire PRC companies or to inject capital into our PRC subsidiary, limit our PRC subsidiary ability to distribute profits to us, or otherwise materially and adversely affect us.” from page 33 of the 2024 Annual Report.

●	We are an exempted company with limited liability incorporated under the laws of the Cayman Islands, we conduct a significant portion of our operations in China and the majority of our assets are located in China. As a result, it may be difficult for our Shareholders to effect service of process upon us or those persons inside mainland China. In addition, all of our directors and officers (except one independent director, Mr. Wei Xia, a U.S. citizen located in the U.S.) are nationals or residents of countries other than the United States. See “— You may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing original actions in China against us, based on the United States, Hong Kong or other foreign laws, and the ability of U.S. authorities to bring actions in China may also be limited.” From page 39 of the 2024 Annual Report.

Risks Related to Our Offerings and the Ordinary Shares. See “Item 3. Key Information— Risk Factors — Risks Related to Our Offerings and the Ordinary Shares” starting on page 43 of the 2024 Annual Report.

In addition to the risks described above, we are subject to general risks and uncertainties related to our Ordinary Shares and future offerings, including, but not limited to, the following:

●	Each Class B Ordinary Share is convertible into one (1) Class A Ordinary Share (unless otherwise described herein and adjusted as per our amended and restated articles of association) at any time by the holder thereof, while Class A Ordinary Shares are not convertible into Class B Ordinary Shares under any circumstances. See “— Any future issuances of Class B Ordinary Shares may be dilutive to the voting power of the holders of Class A Ordinary Shares.” From page 43 of the 2024 Annual Report.

●	Our Class B Ordinary Shares have ten votes per share, and our Class A Ordinary Shares have one vote per share. Our founders, who are our CEO and COO, together hold approximately 83.98% of the voting power of our outstanding ordinary shares as of the date of the 2024 Annual Report. See “Risk Factor — The dual class structure of our ordinary shares has the effect of concentrating voting control with our founders.” From page 44 of the 2024 Annual Report.

●	The recent developments would add uncertainties to our offering and we cannot assure you whether Nasdaq or regulatory authorities would apply additional and more stringent criteria to us after considering the effectiveness of our auditor’s audit procedures and quality control procedures, adequacy of personnel and training, or sufficiency of resources, geographic reach, or experience as it relates to our audit. See “— Recent joint statement by the SEC and PCAOB, proposed rule changes submitted by Nasdaq, and an act passed by the US Senate all call for additional and more stringent criteria to be applied to emerging market companies upon assessing the qualification of their auditors. These developments could add uncertainties to our listing and offerings.” From page 46 of the 2024 Annual Report.

●	Recently, there have been instances of extreme stock price run-ups followed by rapid price declines and strong stock price volatility with a number of recent initial public offerings, especially among companies with relatively smaller public floats. As a relatively small-capitalization company with relatively small public float, we may experience greater stock price volatility, extreme price run-ups, lower trading volume and less liquidity than large-capitalization companies. See “— We may experience extreme stock price volatility unrelated to our actual or expected operating performance, financial condition or prospects, making it difficult for prospective investors to assess the rapidly changing value of our Class A Ordinary Shares.” From page 46 of the 2024 Annual Report.

RISK FACTORS

Investing in our securities involves risks. Before making an investment decision, you should carefully consider the risks described under “Risk Factors” in the applicable prospectus supplement and under the heading “Item 3. Key Information—D. Risk Factors” in the 2024 Annual Report, which is incorporated in this prospectus by reference, as updated by our subsequent filings under the Exchange Act that are incorporated herein by reference, together with all of the other information appearing in this prospectus or incorporated by reference into this prospectus and any applicable prospectus supplement, in light of your particular investment objectives and financial circumstances. In addition to those risk factors, there may be additional risks and uncertainties of which management is not aware or focused on or that management deems immaterial. Our business, financial condition, or results of operations could be materially adversely affected by any of these risks. The trading price of our securities could decline due to any of these risks, and you may lose all or part of your investment. See sections titled “Incorporation of Documents by Reference” and “Where You Can Find More Information” of this prospectus.

The sale of our Class A Ordinary Shares could encourage short sales by third parties, which could contribute to the future decline of our shares price.

As of the date of this prospectus, there are 7,902,495 Class A Ordinary Shares and 3,829,500 Class B Ordinary Shares issued and outstanding, respectively. In many circumstances, large issuances of equity for companies have the potential to cause a significant downward pressure on the price of ordinary shares. This is especially the case if the shares being placed into the market exceed the market’s ability to take up the increased share issuance. Such an event could place further downward pressure on the price of our Class A Ordinary Shares. Regardless of our activities, the opportunity exists for short sellers and others to contribute to the future decline of our share price. If there are significant short sales of our Class A Ordinary Shares, the price decline that would result from our acquisition activities will cause the share price to decline more, which may cause other shareholders of our Class A Ordinary Shares to sell their shares, thereby contributing to sales of Class A Ordinary Shares in the market. We may continue executing acquisition transactions of the similar size and frequency, and if there are many more of our Class A Ordinary Shares on the market for sale than the market will absorb, the price of our Class A Ordinary Shares will likely further decline, which could result in our inability to meet the minimum bid price rule required by the Nasdaq.

China Securities Regulatory Commission and other Chinese government agencies may exert more oversight and control over offerings that are conducted overseas and foreign investment in China-based issuers, especially those in the technology field. Additional compliance procedures may be required in connection with future offerings, and, if required, we cannot predict whether we will be able to obtain such approval. If we are required to obtain PRC governmental permissions to commence the sale of our securities, we will not commence the offering until we obtain such permissions. As a result, we face uncertainty about future actions by the PRC government that could significantly affect our ability to offer or continue to offer securities to investors and cause the value of our securities to significantly decline or be worthless.

On July 6, 2021, the General Office of the Central Committee of the Communist Party of China Central Committee and the General Office of the State Council jointly issued a document to crack down on illegal activities in the securities market and promote the high-quality development of the capital market, which, among other things, requires the relevant governmental authorities to strengthen cross-border oversight of law-enforcement and judicial cooperation, to enhance supervision over China-based companies listed overseas, and to establish and improve the system of extraterritorial application of the PRC securities laws. Since this document is relatively new, uncertainties still exist in relation to how soon legislative or administrative regulation making bodies will respond and what existing or new laws or regulations or detailed implementations and interpretations will be modified or promulgated, if any, and the potential impact such modified or new laws and regulations will have on our future business, results of operations, and the value of our securities.

Further, Chinese government continues to exert more oversight and control over Chinese technology firms. On July 2, 2021, Chinese cybersecurity regulator announced, that it had begun an investigation of Didi Global Inc. (NYSE: DIDI) and two days later ordered that the company’s application be removed from smartphone application stores. On July 5, 2021, the Chinese cybersecurity regulator launched the same investigation on two other Internet platforms, China’s Full Truck Alliance of Full Truck Alliance Co. Ltd. (NYSE: YMM) and Boss of KANZHUN LIMITED (Nasdaq: BZ).

Therefore, China Securities Regulatory Commission and other Chinese government agencies may exert more oversight and control over offerings that are conducted overseas and foreign investment in China-based issuers, especially those in the technology field. As of the date hereof, except that a filing should be made with the CSRC within three business days after an offering is completed in the future, if any, we have not received any requirement to obtain approval of CSRC to our offerings. Further, however, given the current regulatory environment in the PRC, we are still subject to the uncertainty of interpretation and enforcement of the rules and regulations in the PRC, which can change quickly with little advance notice and are subject to any future actions of the PRC authorities. Additional compliance procedures may be required in connection with future offerings and our business operations. If such compliance procedures were required in the future in connection with any offerings and our business operations, and, if required, we cannot predict whether we will be able to obtain such approval. If we are unable to obtain such permission, we may be forced to abandon offerings. As a result, we face uncertainty about future actions by the PRC government that could significantly affect our ability to offer or continue to offer securities to investors and cause the value of our securities to significantly decline or be worthless.

Following the termination of the VIE arrangement in December of 2021, we operate our B2B platform through www.iczoomex.com. Our new platform has substantially the same features and functions as the platform prior to the termination of the VIE arrangement which, among others, enables us to collect, optimize and present product offering information from suppliers. Uncertainties exist regarding whether Hong Kong companies are subject to the new Cybersecurity Review Measures, and ICZOOM HK as the operator of our online platform may be subject to PRC laws relating to the use, sharing, retention, security, and transfer of confidential and private information, such as personal information and other data. These laws continue to develop, and the PRC government may adopt other rules and restrictions in the future. Non-compliance could result in penalties or other significant legal liabilities.

The Cybersecurity Law, which was adopted by the National People’s Congress on November 7, 2016 and came into force on June 1, 2017, and the Cybersecurity Review Measures, or the “Review Measures,” which were promulgated on April 13, 2020, amended on December 28, 2021 and became effective on February 15, 2022, provide that personal information and important data collected and generated by a critical information infrastructure operator in the course of its operations in China must be stored in China, and if a critical information infrastructure operator purchases internet products and services that affect or may affect national security, it should be subject to cybersecurity review by the CAC. In addition, a cybersecurity review is required where critical information infrastructure operators, or the “CIIOs,” purchase network-related products and services, which products and services affect or may affect national security. Due to the lack of further interpretations, the exact scope of what constitutes a “CIIO” remains unclear. Further, the PRC government authorities may have wide discretion in the interpretation and enforcement of these laws. In addition, Review Measures stipulates that online platform operator holding more than one million users/users’ individual information shall be subject to cybersecurity review before listing abroad. Cybersecurity Review Measures does not provide a definition of “online platform operator”, therefore, we cannot assure you that ICZOOM WFOE will not be deemed as an “online platform operator.” As of the date of this Annual Report, we have not received any notice from any authorities identifying us as a CIIO or requiring us to undertake a cybersecurity review by the CAC. Further, as of the date of this Annual Report, we have not been subject to any penalties, fines, suspensions, investigations from any competent authorities for violation of the regulations or policies that have been issued by the CAC. On June 10, 2021, the Standing Committee of the National People’s Congress promulgated the Data Security Law which took effect on September 1, 2021. The Data Security Law requires that data shall not be collected by theft or other illegal means, and it also provides that a data classification and hierarchical protection system. The data classification and hierarchical protection system protects data according to its importance in economic and social development, and the damages it may cause to national security, public interests, or the legitimate rights and interests of individuals and organizations if the data is falsified, damaged, disclosed, illegally obtained or illegally used, which protection system is expected to be built by the state for data security in the near future. On November 14, 2021, CAC published the Regulations on the Network Data Security Management (Draft for Comments) , or the Data Security Management Regulations Draft to solicit public opinion and comments. Under the Data Security Management Regulations Draft, which provides that an overseas initial public offering to be conducted by a data processor processing the personal information of more than one million individuals shall apply for a cybersecurity review. Data processor means an individual or organization that independently makes decisions on the purpose and manner of processing in data processing activities, and data processing activities refers to activities such as the collection, retention, use, processing, transmission, provision, disclosure, or deletion of data. We may be deemed as a data processor under the Data Security Management Regulations Draft. Notwithstanding the foregoing, even if we are deemed as an online platform operator under the Cybersecurity Review Measures or a data processor under the Data Security Management Regulations Draft, we do not expect to be subject to the cybersecurity review in connection with an offering because it is unlikely that our future offerings would belong to “listing in a foreign country” as defined in the Cybersecurity Review Measures and we hold aggregate less than twenty thousand users’ individual information and it is very unlikely that we will reach threshold of one million users’ individual information in the near future as we are a B2B platform where our registered users are substantially SMEs. The Data Security Management Regulations Draft was formally adopted on August 30, 2024 as Regulations on the Network Data Security Management, which was promulgated on September 24, 2024 and took effect on January 1, 2025. Pursuant to Regulations on the Network Data Security Management, there is no provision related to list or offer securities abroad, and it will not affect us at this time.. There remains uncertainty as to how the Review Measures and the Regulations on the Network Data Security Management will be interpreted or implemented and whether the PRC regulatory agencies, including the CAC, may adopt new laws, regulations, rules, or detailed implementation and interpretation related to the Review Measures and the Regulations on the Network Data Security Management. If any such new laws, regulations, rules, or implementation and interpretation come into effect, we expect to take all reasonable measures and actions to comply. We cannot assure you that PRC regulatory agencies, including the CAC, would take the same view as we do, and there is no assurance that we can fully or timely comply with such laws should they be deemed applicable to our operations. Any cybersecurity review could also result in negative publicity with respect to our Company and diversion of our managerial and financial resources. There is no certainty as to how such review or prescribed actions would impact our operations and we cannot guarantee that any clearance can be obtained or any actions that may be required for our listing on the Nasdaq capital market and the offering as well can be taken in a timely manner, or at all.

We operate through two B2B online platforms, www.iczoom.com and www.iczoomex.com. Two platforms have substantially the same features and functions, provide the same information and services and are both accessible by customers from any countries and regions, while the latter one, with the server and data located and stored in Singapore, is primarily serving oversea customers. Our customers can register as members first, and then use the platform to search for or post quotes for their desired electronic component products. By utilizing latest technologies, our platform collects, optimizes and presents product offering information from suppliers of all sizes, all transparent and available to our SME customers to compare and select. According to the Personal Information Protection Law issued by Standing Committee of the National People’s Congress of the PRC on August 20, 2021, where the purpose of the activity is to provide a product or service to that natural person located within China, such activity shall comply with the Personal Information Protection Law. Further, the Data Security Law provides that where any data handling activity carried out outside of the territory of China harms the national security, public interests, or the legitimate rights and interests of citizens or organizations of China, legal liability shall be investigated in accordance with such law. However, the Personal Information Protection Law and the Data Security Law are relatively new, there remains uncertainty as to how the laws will be interpreted or implemented and whether the PRC regulatory agencies, including the CAC, may adopt new laws, regulations, rules, or detailed implementation and interpretation related to the two laws. It is uncertain whether our Hong Kong subsidiary ICZOOM HK shall comply with the aforesaid laws.

The regulatory requirements with respect to cybersecurity and data privacy are constantly evolving and can be subject to varying interpretations, and significant changes, resulting in uncertainties about the scope of our responsibilities in that regard. Failure to comply with the cybersecurity and data privacy requirements in a timely manner, or at all, may subject us to government enforcement actions and investigations, fines, penalties, suspension or disruption of our operations, among other things.

USE OF PROCEEDS

Except as described in any prospectus supplement and any free writing prospectus in connection with a specific offering, we currently intend to use the net proceeds from the sale of the securities offered under this prospectus to fund the development and commercialization of our projects and the growth of our business, primarily working capital, and for general corporate purposes. We may also use a portion of the net proceeds to acquire or invest in technologies, products and/or businesses that we believe will enhance the value of our Company, although we have no current commitments or agreements with respect to any such transactions as of the date of this prospectus. We have not determined the amount of net proceeds to be used specifically for the foregoing purposes. As a result, our management will have broad discretion in the allocation of the net proceeds and investors will be relying on the judgment of our management regarding the application of the proceeds of any sale of the securities. If a material part of the net proceeds is to be used to repay indebtedness, we will set forth the interest rate and maturity of such indebtedness in a prospectus supplement. Pending use of the net proceeds will be deposited in interest bearing bank accounts.

CAPITALIZATION AND INDEBTEDNESS

Our capitalization will be set forth in the applicable prospectus supplement or in a report on Form 6-K subsequently furnished to the SEC and specifically incorporated by reference into this prospectus.

DILUTION

If required, we will set forth in a prospectus supplement the following information regarding any material dilution of the equity interests of investors purchasing securities in an offering under this prospectus:

●	the net tangible book value per share of our equity securities before and after the offering;

●	the amount of the increase in such net tangible book value per share attributable to the cash payments made by purchasers in the offering; and

●	the amount of the immediate dilution from the public offering price which will be absorbed by such purchasers.

DESCRIPTION OF SHARE CAPITAL

The following description of our share capital (which includes a description of securities we may offer pursuant to the registration statement of which this prospectus, as the same may be supplemented, forms a part) does not purport to be complete and is subject to and qualified in its entirety by our amended and restated memorandum and articles of association and by the applicable provisions of Cayman Islands law.

As of the date of the prospectus, the authorized share capital of the Company is $5,600,000 consisting of 30,000,000 Class A Ordinary Shares, par value $0.16 each and 5,000,000 Class B Ordinary Shares, par value $0.16 each. As of the date of this prospectus, 7,902,495 Class A Ordinary Shares and 3,829,500 Class B Ordinary Shares are issued and outstanding.

The following description of our share capital is intended as a summary only and is qualified in its entirety by reference to our M&A, which have been filed previously with the SEC, and applicable provisions of Cayman Islands law.

We, directly or through agents, dealers or underwriters designated from time to time, may offer, issue and sell, together or separately, up to $20,000,000 in the aggregate of:

●	Class A Ordinary Shares;

●	secured or unsecured debt securities consisting of notes, debentures or other evidences of indebtedness which may be senior debt securities, senior subordinated debt securities or subordinated debt securities, each of which may be convertible into equity securities;

●	warrants to purchase our securities;

●	rights to purchase our securities; or

●	units comprised of, or other combinations of, the foregoing securities.

We may issue the debt securities as exchangeable for or convertible into Class A Ordinary Shares or other securities. The debt securities, the Class A Ordinary Shares and the warrants are collectively referred to in this prospectus as the “securities.” When a particular series of securities is offered, a supplement to this prospectus will be delivered with this prospectus, which will set forth the terms of the offering and sale of the offered securities.

Ordinary Shares

The following are summaries of material provisions of our M&A, corporate governance policies and the Companies Act insofar as they relate to the material terms of our Class A Ordinary Shares and Class B Ordinary Shares.

Objects of Our Company

Under our M&A, the objects of our Company are unrestricted and we have the full power and authority to carry out any object not prohibited by the law of the Cayman Islands. The purposes of the company are not addressed in our M&A.

Share Capital

Our authorized share capital is divided into Class A Ordinary Shares and Class B Ordinary Shares. Holders of our Class A Ordinary Shares and Class B Ordinary Shares will have the same rights except for voting rights and conversion rights.

The holders of Class A Ordinary Shares are entitled to one vote for each such share held and shall be entitled to notice of any shareholders’ meeting, and, subject to the terms of the M&A, to vote thereat. The Class A Ordinary Shares are not redeemable at the option of the holder and are not convertible into shares of any other class.

The holders of Class B Ordinary Shares shall have the right to ten votes for each such share held, and shall be entitled to notice of any shareholders’ meeting and, subject to the terms of the M&A, to vote thereat. The Class B Ordinary Shares are not redeemable at the option of the holder but are convertible into Class A Ordinary Shares at any time after issue at the option of the holder on a one to one basis. There are no provisions in our M&A that would limit the lifespan of the Class B Ordinary Shares, and the holders of Class B Ordinary Shares are able to hold their Class B Ordinary Shares for any period of time (subject to mandatory automatic conversions in certain circumstances as set forth herein).

Transfer Agent and Registrar

The transfer agent and registrar for our Class A Ordinary Shares is Transhare Corporation, located in Clearwater, Florida. Their mailing address is Bayside Center 1, 17755 North US Highway 19, Suite # 140, Clearwater FL 33764. Their phone number is (303) 662-1112.

Listing

Our Class A Ordinary Shares are listed on the NASDAQ Capital Market under the symbol “IZM.”

Dividends

The holders of our Class A Ordinary Shares and Class B Ordinary Shares are entitled to such dividends as may be declared by our Board of Directors subject to the Companies Act and to our M&A.

Voting Rights

In respect of all matters subject to a shareholders’ vote, each Class B Ordinary Share is entitled to ten votes, and each Class A Ordinary Share is entitled to one vote, voting together as one class. Voting at any shareholders’ meeting shall be decided on a poll as set forth in the M&A.

In the case of an equality of votes, the chairman of the meeting shall be entitled to a casting vote. Actions that may be taken at a general meeting also may be taken by a resolution in writing by simple majority of the shareholders in writing entitled to vote in respect of an ordinary resolution, or a unanimous resolution of all the shareholders in writing in respect of a special resolution.

No business shall be transacted at any general meeting unless a quorum of members is present at the time when the meeting proceeds to business; one or more members present in person or by proxy holding not less than one-third of all votes attaching the shares in the Company, shall be a quorum provided always that if the Company has one member of record the quorum shall be that one member present in person or by proxy. An ordinary resolution to be passed at a general meeting requires the affirmative vote of a simple majority of the votes cast, while a special resolution requires the affirmative vote of at least two-thirds of votes cast at a general meeting. A special resolution will be required for important matters.

A special resolution of members is required to change the name of the Company, approve a merger, wind up the Company, amend the M&A.

Conversion

Class A Ordinary Shares are not convertible. Each Class B Ordinary Share shall be convertible, at the option of the holder thereof, into such number of fully paid and non-assessable Class A Ordinary Shares on the basis that one Class B Ordinary Share shall be converted into one Class A Ordinary Share (being a 1:1 ratio and hereafter referred to as the “Conversion Rate”), subject to adjustment. In the event of any sale, transfer, assignment or disposition of any Class B Ordinary Shares to any person other than the permitted transferees, such Class B Ordinary Shares shall automatically convert into fully paid and nonassessable Class A Ordinary Shares on a one to one ratio. The permitted transferees shall mean any person who is the original beneficial holder of the Class B Ordinary Shares and a founder of our Company (unless otherwise adjusted in the amended and restated memorandum and articles of association). For the avoidance of doubt, (i) a sale, transfer, assignment or disposition shall be effective upon the Company’s registration of such sale, transfer, assignment or disposition in its Register; and (ii) the creation of any pledge, charge, encumbrance or other third party right of whatever description on any Class B Ordinary Shares to secure a holder’s contractual or legal obligations shall not be deemed as a sale, transfer, assignment or disposition, unless and until any such pledge, charge, encumbrance or other third party right is enforced and any person who is not the permitted transferee would be registered as holding legal title to the relevant Class B Ordinary Shares, in which case all the related Class B Ordinary Shares shall be automatically converted into the same number of Class A Ordinary Shares.

Any future issuances of Class B Ordinary Shares may be dilutive to the voting power of the holders of Class A Ordinary Share. Any conversions of Class B Ordinary Shares into Class A Ordinary Shares may dilute the percentage ownership of the existing holders of Class A Ordinary Shares within their class of ordinary shares and may result in a dilution of the voting power of the holders of Class A Ordinary Shares. The conversion of Class B Ordinary Shares to Class A Ordinary Shares will have the effect, over time, of increasing the relative voting power of those holders of Class B Ordinary Shares who retain their shares in the long term.

Transfer of Ordinary Shares

Subject to the restrictions set out below, any of our shareholders may transfer all or any of his, its or her Class A Ordinary Shares or Class B Ordinary Shares by an instrument of transfer in the usual or common form or any other form approved by our Board of Directors or in a form prescribed by the stock exchange on which our shares are then listed.

Our Board of Directors may, in its sole discretion, decline to register any transfer of any Class A Ordinary Shares or Class B Ordinary Shares whether or not it is fully paid up to the total consideration paid for such shares. Our directors may also decline to register any transfer of any Class A Ordinary Shares or Class B Ordinary Shares if (a) the instrument of transfer is not accompanied by the certificate covering the shares to which it relates or any other evidence as our Board of Directors may reasonably require to prove the title of the transferor to, or his/her right to transfer the shares; or (b) the instrument of transfer is in respect of more than one class of shares.

If our directors refuse to register a transfer, they shall, within two months after the date on which the instrument of transfer was lodged, send to the transferee notice of such refusal.

The registration of transfers may be suspended and the register closed at such times and for such periods as our Board of Directors may from time to time determine, provided always that such registration shall not be suspended for more than thirty days in any year..

Winding-Up/Liquidation

If the Company is, or is likely to become, unable to pay its debts, the Board of Directors shall have power to present a winding up petition in the name of the Company and/or to apply for the appointment of provisional liquidators in respect of the Company.

If the Company shall be wound up, the liquidator may, with the sanction of an Ordinary Resolution of the Company and any other sanction required by law, divide amongst the members in specie or kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may, for such purpose, set such value as he deems fair upon any property to be divided as aforesaid and may determine how such division shall be carried out as between the members or different classes of members. The liquidator may, with the like sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the members as the liquidator, with the like sanction, shall think fit, but so that no member shall be compelled to accept any shares or other securities whereon there is any liability.

If the Company shall be wound up and the assets available for distribution amongst the members as such shall be insufficient to repay the whole of the paid-up capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the members in proportion to the capital paid up, or which ought to have been paid up, at the commencement of the winding up on the shares held by them respectively. And if in a winding up the assets available for distribution amongst the members shall be more than sufficient to repay the whole of the capital at the commencement of the winding up, the excess shall be distributed amongst the members in proportion to the capital at the commencement of the winding up paid up on the shares held by them respectively. But this Article is to be without prejudice to the rights of the holders of shares issued upon special terms and conditions.

Calls on Ordinary Shares and Forfeiture of Ordinary Shares

Our Board of Directors may from time to time make calls upon shareholders for any amounts unpaid on their Class A Ordinary Shares or Class B Ordinary Shares in a notice served to such shareholders at least 14 days prior to the specified time and place of payment. The shares that have been called upon and remain unpaid on the specified time are subject to forfeiture.

Redemption of Shares

Shares may be issued on the terms that they are, or at the option of the Company or the member are, liable to be redeemed on such terms and in such manner as the Company, by resolution, or as Board of Directors, before the issue of the shares, may determine.

Variations of Rights of Shares

If at any time the share capital of the Company is divided into different classes of shares, the rights attached to any class (unless otherwise provided by the terms of issue of the shares of that class) may, whether or not the Company is being wound up, be varied with the consent in writing of the holders of at least two thirds of the issued shares of that class or with the sanction of a resolution passed at a meeting of the holders of such class of shares by the holder or holders of at least two-thirds of such shares present in person or by proxy at such meeting.

Inspection of Books and Records

Directors shall from time to time determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of members not being Directors and no member (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by Companies Act or authorized by the Directors or by the Company in a general meeting. However, the Directors shall from time to time cause to be prepared and to be laid before the Company in a general meeting, profit and loss accounts, balance sheets, group accounts (if any) and such other reports and accounts as may be required by Companies Act. (See “Where You Can Find More Information”).

Issuance of Additional Shares

Our M&A authorizes our Board of Directors to issue additional Class A Ordinary Shares or Class B Ordinary Shares from time to time as our Board of Directors shall determine, to the extent there are available authorized but unissued shares.

Issuance of additional shares may dilute the voting power of holders of Class A Ordinary Shares and Class B Ordinary Shares. However, our M&A provides for authorized share capital comprising Class A Ordinary Shares and Class B Ordinary Shares and to the extent the rights attached to any class may be varied, the Company must comply with the provisions in the Memorandum and Articles relating to variations to rights of shares.

Anti-Takeover Provisions

Some provisions of our Memorandum and Articles may discourage, delay or prevent a change of control of our Company or management that shareholders may consider favorable, including provisions that:

●	limit the ability of shareholders to requisition and convene general meetings of shareholders. Our M&A allows our shareholders holding shares representing in aggregate not less than one-third of all votes attaching to all issued and outstanding shares of the Company as at the date of the requisition carries the right of voting at general meetings, convene an extraordinary general meeting, in which case our directors are obliged to call such meeting and to put the resolutions so requisitioned to a vote at such meeting.

However, under Cayman Islands law, our directors may only exercise the rights and powers granted to them under our M&A for a proper purpose and for what they believe in good faith to be in the best interests of our Company.

General Meetings of Shareholders and Shareholder Proposals

Our shareholders’ general meetings may be held in such place within or outside the Cayman Islands as our Board of Directors considers appropriate.

As a Cayman Islands exempted company, we are not obliged by the Companies Act to call shareholders’ annual general meetings. Our M&A provides that we may hold a general meeting in each year as our annual general meeting at such time and place as determined by the directors. The directors may, whenever they think fit, convene an extraordinary general meeting.

Shareholders’ annual general meetings and any other general meetings of our shareholders may be convened by a majority of our Board of Directors. Our Board of Directors shall give not less than five days’ written notice of a shareholders’ meeting to those persons whose names appear as members in our register of members on the date the notice is given (or on any other date determined by our directors to be the record date for such meeting) and who are entitled to vote at the meeting.

Cayman Islands law provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our M&A allows our shareholders holding shares representing in aggregate not less than one-third all issued and outstanding shares of the Company as at the date of the requisition carries the right of voting at general meetings, convene an extraordinary general meeting, in which case our directors are obliged to call such meeting and to put the resolutions so requisitioned to a vote at such meeting; otherwise, our M&A does not provide our shareholders with any right to put any proposals before annual general meetings or extraordinary general meetings not called by such shareholders.

Exempted Company

We are an exempted company with limited liability under the Companies Act. The Companies Act distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except that an exempted company that does not hold a license to carry on business in the Cayman Islands:

●	does not have to file an annual return of its shareholders with the Registrar of Companies;

●	is not required to open its register of members for inspection;

●	does not have to hold an annual general meeting;

●	is prohibited from making any invitation to the public in the Cayman Islands to subscribe for any of its securities;

●	may not issue negotiable or bearer shares but may issue shares with no par value;

●	may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);

●	may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

●	may register as an exempted limited duration company; and

●	may register as a segregated portfolio company.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on the shares of the company (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

Register of Members

Under Cayman Islands law, we must keep a register of members and there should be entered therein:

●	the names and addresses of the members, a statement of the shares held by each member, which:

(i)	distinguishes each share by its number (so long as the share has a number);

(ii)	confirms the amount paid, or agreed to be considered as paid on the shares of each member;

(iii)	confirms the number and category of shares held by each member; and

(iv)	confirms whether each relevant category of shares held by a member carries voting rights under the articles of association of the company, and if so, whether such voting rights are conditional;

●	the date on which the name of any person was entered on the register as a member; and

●	the date on which any person ceased to be a member.

For these purposes, “voting rights” means rights conferred on shareholders in respect of their shares to vote at general meetings of the company on all or substantially all matters. A voting right is conditional where the voting right arises only in certain circumstances.

Under Cayman Islands law, the register of members of our Company is prima facie evidence of the matters set out therein (i.e. the register of members will raise a presumption of fact on the matters referred to above unless rebutted) and a member registered in the register of members is deemed as a matter of Cayman Islands law to have legal title to the shares as set against its name in the register of members. Once our register of members has been updated, the shareholders recorded in the register of members are deemed to have legal title to the shares set against their name.

If the name of any person is incorrectly entered in, or omitted from, our register of members, or if there is any default or unnecessary delay in entering on the register the fact of any person having ceased to be a member of our Company, the person or member aggrieved (or any member of our Company or our Company itself) may apply to the Cayman Islands Grand Court for an order that the register be rectified, and the Court may either refuse such application or it may, if satisfied of the justice of the case, make an order for the rectification of the register.

DESCRIPTION OF DEBT SECURITIES

As used in this prospectus, the term “debt securities” means the debentures, notes, bonds and other evidences of indebtedness that we may issue from time to time. The debt securities will either be senior debt securities, senior subordinated debt or subordinated debt securities. We may also issue convertible debt securities. Debt securities issued under an indenture (which we refer to herein as an Indenture) will be entered into between us and a trustee to be named therein. It is likely that convertible debt securities will not be issued under an Indenture.

The Indenture or forms of Indentures, if any, will be filed as exhibits to the registration statement of which this prospectus is a part.

As you read this section, please remember that for each series of debt securities, the specific terms of your debt security as described in the applicable prospectus supplement will supplement and, if applicable, may modify or replace the general terms described in the summary below. The statement we make in this section may not apply to your debt security.

Events of Default Under the Indenture

Unless we provide otherwise in the prospectus supplement or free writing prospectus applicable to a particular series of debt securities, the following are events of default under the indentures with respect to any series of debt securities that we may issue:

●	if we fail to pay the principal or premium, if any, when due and payable at maturity, upon redemption or repurchase or otherwise;

●	if we fail to pay interest when due and payable and our failure continues for certain days;

●	if we fail to observe or perform any other covenant contained in the Securities of a Series or in this Indenture, and our failure continues for certain days after we receive written notice from the trustee or holders of at least certain percentage in aggregate principal amount of the outstanding debt securities of the applicable series. The written notice must specify the Default, demand that it be remedied and state that the notice is a “Notice of Default”;

●	if specified events of bankruptcy, insolvency or reorganization occur; and

●	if any other event of default provided with respect to securities of that series, which is specified in a Board Resolution, a supplemental indenture hereto or an Officers’ Certificate as defined in the Form of Indenture.

We covenant in the Form of Indenture to deliver a certificate to the trustee annually, within certain days after the close of the fiscal year, to show that we are in compliance with the terms of the indenture and that we have not defaulted under the indenture.

Nonetheless, if we issue debt securities, the terms of the debt securities and the final form of indenture will be provided in a prospectus supplement. Please refer to the prospectus supplement and the form of indenture attached thereto for the terms and conditions of the offered debt securities. The terms and conditions may or may not include whether or not we must furnish periodic evidence showing that an event of default does not exist or that we are in compliance with the terms of the indenture.

The statements and descriptions in this prospectus or in any prospectus supplement regarding provisions of the Indentures and debt securities are summaries thereof, do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the Indentures (and any amendments or supplements we may enter into from time to time which are permitted under each Indenture) and the debt securities, including the definitions therein of certain terms.

General

Unless otherwise specified in a prospectus supplement, the debt securities will be direct secured or unsecured obligations of our company. The senior debt securities will rank equally with any of our other unsecured senior and unsubordinated debt. The subordinated debt securities will be subordinate and junior in right of payment to any senior indebtedness.

We may issue debt securities from time to time in one or more series, in each case with the same or various maturities, at par or at a discount. Unless indicated in a prospectus supplement, we may issue additional debt securities of a particular series without the consent of the holders of the debt securities of such series outstanding at the time of the issuance. Any such additional debt securities, together with all other outstanding debt securities of that series, will constitute a single series of debt securities under the applicable Indenture and will be equal in ranking.

Should an indenture relate to unsecured indebtedness, in the event of a bankruptcy or other liquidation event involving a distribution of assets to satisfy our outstanding indebtedness or an event of default under a loan agreement relating to secured indebtedness of our company or its subsidiaries, the holders of such secured indebtedness, if any, would be entitled to receive payment of principal and interest prior to payments on the senior indebtedness issued under an Indenture.

Prospectus Supplement

Each prospectus supplement will describe the terms relating to the specific series of debt securities being offered. These terms will include some or all of the following:

●	the title of debt securities and whether they are subordinated, senior subordinated or senior debt securities;

●	any limit on the aggregate principal amount of debt securities of such series;

●	the percentage of the principal amount at which the debt securities of any series will be issued;

●	the ability to issue additional debt securities of the same series;

●	the purchase price for the debt securities and the denominations of the debt securities;

●	the specific designation of the series of debt securities being offered;

●	the maturity date or dates of the debt securities and the date or dates upon which the debt securities are payable and the rate or rates at which the debt securities of the series shall bear interest, if any, which may be fixed or variable, or the method by which such rate shall be determined;

●	the basis for calculating interest if other than 360-day year or twelve 30-day months;

●	the date or dates from which any interest will accrue or the method by which such date or dates will be determined;

●	the duration of any deferral period, including the maximum consecutive period during which interest payment periods may be extended;

●	whether the amount of payments of principal of (and premium, if any) or interest on the debt securities may be determined with reference to any index, formula or other method, such as one or more currencies, commodities, equity indices or other indices, and the manner of determining the amount of such payments;

●	the dates on which we will pay interest on the debt securities and the regular record date for determining who is entitled to the interest payable on any interest payment date;

●	the place or places where the principal of (and premium, if any) and interest on the debt securities will be payable, where any securities may be surrendered for registration of transfer, exchange or conversion, as applicable, and notices and demands may be delivered to or upon us pursuant to the applicable Indenture;

●	the rate or rates of amortization of the debt securities;

●	if we possess the option to do so, the periods within which and the prices at which we may redeem the debt securities, in whole or in part, pursuant to optional redemption provisions, and the other terms and conditions of any such provisions;

●	our obligation or discretion, if any, to redeem, repay or purchase debt securities by making periodic payments to a sinking fund or through an analogous provision or at the option of holders of the debt securities, and the period or periods within which and the price or prices at which we will redeem, repay or purchase the debt securities, in whole or in part, pursuant to such obligation, and the other terms and conditions of such obligation;

●	the terms and conditions, if any, regarding the option or mandatory conversion or exchange of debt securities;

●	the period or periods within which, the price or prices at which and the terms and conditions upon which any debt securities of the series may be redeemed, in whole or in part at our option and, if other than by a board resolution, the manner in which any election by us to redeem the debt securities shall be evidenced;

●	any restriction or condition on the transferability of the debt securities of a particular series;

●	the portion, or methods of determining the portion, of the principal amount of the debt securities which we must pay upon the acceleration of the maturity of the debt securities in connection with any event of default if other than the full principal amount;

●	the currency or currencies in which the debt securities will be denominated and in which principal, any premium and any interest will or may be payable or a description of any units based on or relating to a currency or currencies in which the debt securities will be denominated;

●	provisions, if any, granting special rights to holders of the debt securities upon the occurrence of specified events;

●	any deletions from, modifications of or additions to the events of default or our covenants with respect to the applicable series of debt securities, and whether or not such events of default or covenants are consistent with those contained in the applicable Indenture;

●	any limitation on our ability to incur debt, redeem stock, sell our assets or other restrictions;

●	the application, if any, of the terms of the applicable Indenture relating to defeasance and covenant defeasance (which terms are described below) to the debt securities;

●	what subordination provisions will apply to the debt securities;

●	the terms, if any, upon which the holders may convert or exchange the debt securities into or for our Class A Ordinary Shares or other securities or property;

●	whether we are issuing the debt securities in whole or in part in global form;

●	any change in the right of the trustee or the requisite holders of debt securities to declare the principal amount thereof due and payable because of an event of default;

●	the depositary for global or certificated debt securities, if any;

●	any material federal income tax consequences applicable to the debt securities, including any debt securities denominated and made payable, as described in the prospectus supplements, in foreign currencies, or units based on or related to foreign currencies;

●	any right we may have to satisfy, discharge and defease our obligations under the debt securities, or terminate or eliminate restrictive covenants or events of default in the Indentures, by depositing money or U.S. government obligations with the trustee of the Indentures;

●	the names of any trustees, depositories, authenticating or paying agents, transfer agents or registrars or other agents with respect to the debt securities;

●	to whom any interest on any debt security shall be payable, if other than the person in whose name the security is registered, on the record date for such interest, the extent to which, or the manner in which, any interest payable on a temporary global debt security will be paid if other than in the manner provided in the applicable Indenture;

●	if the principal of or any premium or interest on any debt securities is to be payable in one or more currencies or currency units other than as stated, the currency, currencies or currency units in which it shall be paid and the periods within and terms and conditions upon which such election is to be made and the amounts payable (or the manner in which such amount shall be determined);

●	the portion of the principal amount of any debt securities which shall be payable upon declaration of acceleration of the maturity of the debt securities pursuant to the applicable Indenture if other than the entire principal amount;

●	if the principal amount payable at the stated maturity of any debt security of the series will not be determinable as of any one or more dates prior to the stated maturity, the amount which shall be deemed to be the principal amount of such debt securities as of any such date for any purpose, including the principal amount thereof which shall be due and payable upon any maturity other than the stated maturity or which shall be deemed to be outstanding as of any date prior to the stated maturity (or, in any such case, the manner in which such amount deemed to be the principal amount shall be determined); and

●	any other specific terms of the debt securities, including any modifications to the events of default under the debt securities and any other terms which may be required by or advisable under applicable laws or regulations.

Unless otherwise specified in the applicable prospectus supplement, the debt securities will not be listed on any securities exchange. Holders of the debt securities may present registered debt securities for exchange or transfer in the manner described in the applicable prospectus supplement. Except as limited by the applicable Indenture, we will provide these services without charge, other than any tax or other governmental charge payable in connection with the exchange or transfer.

Debt securities may bear interest at a fixed rate or a variable rate as specified in the prospectus supplement. In addition, if specified in the prospectus supplement, we may sell debt securities bearing no interest or interest at a rate that at the time of issuance is below the prevailing market rate, or at a discount below their stated principal amount. We will describe in the applicable prospectus supplement any special federal income tax considerations applicable to these discounted debt securities.

We may issue debt securities with the principal amount payable on any principal payment date, or the amount of interest payable on any interest payment date, to be determined by referring to one or more currency exchange rates, commodity prices, equity indices or other factors. Holders of such debt securities may receive a principal amount on any principal payment date, or interest payments on any interest payment date, that are greater or less than the amount of principal or interest otherwise payable on such dates, depending upon the value on such dates of applicable currency, commodity, equity index or other factors. The applicable prospectus supplement will contain information as to how we will determine the amount of principal or interest payable on any date, as well as the currencies, commodities, equity indices or other factors to which the amount payable on that date relates and certain additional tax considerations.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase our Class A Ordinary Shares. Warrants may be issued independently or together with any other securities that may be sold by us pursuant to this prospectus or any combination of the foregoing and may be attached to, or separate from, such securities. To the extent warrants that we issue are to be publicly-traded, each series of such warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. While the terms we have summarized below will apply generally to any warrants that we may offer under this prospectus, we will describe in particular the terms of any series of warrants that we may offer in more detail in the applicable prospectus supplement and any applicable free writing prospectus. The terms of any warrants offered under a prospectus supplement may differ from the terms described below.

We will file as exhibits to the registration statement of which this prospectus is a part, or will incorporate by reference from another report that we file with the SEC, the form of the warrant and/or warrant agreement, if any, which may include a form of warrant certificate, as applicable that describes the terms of the particular series of warrants we may offer before the issuance of the related series of warrants. We may issue the warrants under a warrant agreement that we will enter into with a warrant agent to be selected by us. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any registered holders of warrants or beneficial owners of warrants. The following summary of material provisions of the warrants and warrant agreements is subject to, and qualified in its entirety by reference to, all the provisions of the form of warrant and/or warrant agreement and warrant certificate applicable to a particular series of warrants. We urge you to read the applicable prospectus supplement and any related free writing prospectus, as well as the complete form of warrant and/or the warrant agreement and warrant certificate, as applicable, that contain the terms of the warrants.

The particular terms of any issue of warrants will be described in the prospectus supplement relating to the issue. Those terms may include:

●	the title of the warrants;

●	the price or prices at which the warrants will be issued;

●	the designation, amount and terms of the securities or other rights for which the warrants are exercisable;

●	the designation and terms of the other securities, if any, with which the warrants are to be issued and the number of warrants issued with each other security;

●	the aggregate number of warrants;

●	any provisions for adjustment of the number or amount of securities receivable upon exercise of the warrants or the exercise price of the warrants;

●	the price or prices at which the securities or other rights purchasable upon exercise of the warrants may be purchased;

●	if applicable, the date on and after which the warrants and the securities or other rights purchasable upon exercise of the warrants will be separately transferable;

●	a discussion of any material U.S. federal income tax considerations applicable to the exercise of the warrants;

●	the date on which the right to exercise the warrants will commence, and the date on which the right will expire;

●	the maximum or minimum number of warrants that may be exercised at any time;

●	information with respect to book-entry procedures, if any; and

●	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

Exercise of Warrants

Each warrant will entitle the holder of warrants to purchase the number of Class A Ordinary Shares of the relevant class or series at the exercise price stated or determinable in the prospectus supplement for the warrants. Warrants may be exercised at any time up to the close of business on the expiration date shown in the applicable prospectus supplement, unless otherwise specified in such prospectus supplement. After the close of business on the expiration date, if applicable, unexercised warrants will become void. Warrants may be exercised in the manner described in the applicable prospectus supplement. When the warrant holder makes the payment and properly completes and signs the warrant certificate at the corporate trust office of the warrant agent, if any, or any other office indicated in the prospectus supplement, we will, as soon as possible, forward the securities or other rights that the warrant holder has purchased. If the warrant holder exercises less than all of the warrants represented by the warrant certificate, we will issue a new warrant certificate for the remaining warrants. If we so indicate in the applicable prospectus supplement, holders of the warrants may surrender securities as all or part of the exercise price for warrants.

Prior to the exercise of any warrants to purchase Class A Ordinary Shares of the relevant class or series, holders of the warrants will not have any of the rights of holders of Class A Ordinary Shares purchasable upon exercise, including the right to vote or to receive any payments of dividends or payments upon our liquidation, dissolution or winding up on the Class A Ordinary Shares purchasable upon exercise, if any.

Outstanding Warrants

As of the date of this prospectus, there is no outstanding warrant.

DESCRIPTION OF RIGHTS

We may issue rights to purchase our securities. The rights may or may not be transferable by the persons purchasing or receiving the rights. In connection with any rights offering, we may enter into a standby underwriting or other arrangement with one or more underwriters or other persons pursuant to which such underwriters or other persons would purchase any offered securities remaining unsubscribed for after such rights offering. Each series of rights will be issued under a separate rights agent agreement to be entered into between us and one or more banks, trust companies or other financial institutions, as rights agent, that we will name in the applicable prospectus supplement. The rights agent will act solely as our agent in connection with the rights and will not assume any obligation or relationship of agency or trust for or with any holders of rights certificates or beneficial owners of rights.

The prospectus supplement relating to any rights that we offer will include specific terms relating to the offering, including, among other matters:

●	the date of determining the security holders entitled to the rights distribution;

●	the aggregate number of rights issued and the aggregate amount of securities purchasable upon exercise of the rights;

●	the exercise price;

●	the conditions to completion of the rights offering;

●	the date on which the right to exercise the rights will commence and the date on which the rights will expire; and

●	any applicable federal income tax considerations.

Each right would entitle the holder of the rights to purchase for cash the principal amount of securities at the exercise price set forth in the applicable prospectus supplement. Rights may be exercised at any time up to the close of business on the expiration date for the rights provided in the applicable prospectus supplement. After the close of business on the expiration date, all unexercised rights will become void.

If less than all of the rights issued in any rights offering are exercised, we may offer any unsubscribed securities directly to persons other than our security holders, to or through agents, underwriters or dealers or through a combination of such methods, including pursuant to standby arrangements, as described in the applicable prospectus supplement.

DESCRIPTION OF UNITS

The following description, together with the additional information we may include in any applicable prospectus supplement, summarizes the material terms and provisions of the units that we may offer under this prospectus. While the terms we have summarized below will apply generally to any units that we may offer under this prospectus, we will describe the particular terms of any series of units in more detail in the applicable prospectus supplement and any related free writing prospectus. The terms of any units offered under a prospectus supplement may differ from the terms described below. However, no prospectus supplement will fundamentally change the terms that are set forth in this prospectus or offer a security that is not registered and described in this prospectus at the time of its effectiveness.

We will file as an exhibit to the registration statement of which this prospectus is a part, or will incorporate by reference from another report we file with the SEC, the form of unit agreement that describes the terms of the series of units we may offer under this prospectus, and any supplemental agreements, before the issuance of the related series of units. The following summaries of material terms and provisions of the units are subject to, and qualified in their entirety by reference to, all the provisions of the unit agreement and any supplemental agreements applicable to a particular series of units. We urge you to read the applicable prospectus supplement and any related free writing prospectus, as well as the complete unit agreement and any supplemental agreements that contain the terms of the units.

We may issue units consisting of any combination of the other types of securities offered under this prospectus in one or more series. We may evidence each series of units by unit certificates that we may issue under a separate agreement. We may enter into unit agreements with a unit agent. Each unit agent, if any, may be a bank or trust company that we select. We will indicate the name and address of the unit agent, if any, in the applicable prospectus supplement relating to a particular series of units. Specific unit agreements, if any, will contain additional important terms and provisions. We will file as an exhibit to the registration statement of which this prospectus is a part, or will incorporate by reference from a current report that we file with the SEC, the form of unit and the form of each unit agreement, if any, relating to units offered under this prospectus.

If we offer any units, certain terms of that series of units will be described in the applicable prospectus supplement, including, without limitation, the following, as applicable

●	the title of the series of units;

●	identification and description of the separate constituent securities comprising the units;

●	the price or prices at which the units will be issued;

●	the date, if any, on and after which the constituent securities comprising the units will be separately transferable;

●	a discussion of certain United States federal income tax considerations applicable to the units; and

●	any other material terms of the units and their constituent securities.

The provisions described in this section, as well as those described under “Description of Share Capital – Ordinary Shares” and “Description of Warrants” will apply to each unit and to any Ordinary Shares or warrant included in each unit, respectively.

Issuance in Series

We may issue units in such amounts and in numerous distinct series as we determine.

PLAN OF DISTRIBUTION

We may sell the securities offered through this prospectus (i) to or through underwriters or dealers, (ii) directly to purchasers, including our affiliates, (iii) through agents, or (iv) through a combination of any these methods. The securities may be distributed at a fixed price or prices, which may be changed, market prices prevailing at the time of sale, prices related to the prevailing market prices, or negotiated prices. The prospectus supplement will include the following information:

●	the terms of the offering;

●	the names of any underwriters or agents;

●	the name or names of any managing underwriter or underwriters;

●	the purchase price of the securities;

●	any over-allotment options under which underwriters may purchase additional securities from us;

●	the net proceeds from the sale of the securities;

●	any delayed delivery arrangements;

●	any underwriting discounts, commissions and other items constituting underwriters’ compensation;

●	any initial public offering price;

●	any discounts or concessions allowed or reallowed or paid to dealers;

●	any commissions paid to agents; and

●	any securities exchange or market on which the securities may be listed.

Sale Through Underwriters or Dealers

Only underwriters named in the prospectus supplement are underwriters of the securities offered by the prospectus supplement. If underwriters are used in the sale, the underwriters will acquire the securities for their own account, including through underwriting, purchase, security lending or repurchase agreements with us. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions. Underwriters may sell the securities in order to facilitate transactions in any of our other securities (described in this prospectus or otherwise), including other public or private transactions and short sales. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless otherwise indicated in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them. The underwriters may change from time to time any public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

If dealers are used in the sale of securities offered through this prospectus, we will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. The prospectus supplement will include the names of the dealers and the terms of the transaction.

We will provide in the applicable prospectus supplement any compensation we will pay to underwriters, dealers or agents in connection with the offering of the securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers.

Direct Sales and Sales Through Agents

We may sell the securities offered through this prospectus directly. In this case, no underwriters or agents would be involved. Such securities may also be sold through agents designated from time to time. The prospectus supplement will name any agent involved in the offer or sale of the offered securities and will describe any commissions payable to the agent. Unless otherwise indicated in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities. The terms of any such sales will be described in the prospectus supplement.

Delayed Delivery Contracts

If the prospectus supplement indicates, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The applicable prospectus supplement will describe the commission payable for solicitation of those contracts.

Market Making, Stabilization and Other Transactions

Unless the applicable prospectus supplement states otherwise, other than our Ordinary Shares, all securities we offer under this prospectus will be a new issue and will have no established trading market. We may elect to list offered securities on an exchange or in the over-the-counter market. Any underwriters that we use in the sale of offered securities may make a market in such securities, but may discontinue such market making at any time without notice. Therefore, we cannot assure you that the securities will have a liquid trading market.

Any underwriter may also engage in stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Rule 104 under the Securities Exchange Act. Stabilizing transactions involve bids to purchase the underlying security in the open market for the purpose of pegging, fixing or maintaining the price of the securities. Syndicate covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover syndicate short positions.

Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the securities to be higher than it would be in the absence of the transactions. The underwriters may, if they commence these transactions, discontinue them at any time.

General Information

Agents, underwriters, and dealers may be entitled, under agreements entered into with us, to indemnification by us against certain liabilities, including liabilities under the Securities Act. Our agents, underwriters, and dealers, or their affiliates, may be customers of, engage in transactions with or perform services for us, in the ordinary course of business.

LEGAL MATTERS

Except as otherwise set forth in the applicable prospectus supplement, certain legal matters in connection with the securities offered pursuant to this prospectus will be passed upon for us by Robinson & Cole LLP to the extent governed by the laws of the State of New York, by Ogier to the extent governed by the laws of the Cayman Islands and by Tahota (Shenzhen) Law Firm to the extent governed by the laws of the PRC. If legal matters in connection with offerings made pursuant to this prospectus are passed upon by counsel to underwriters, dealers or agents, such counsel will be named in the applicable prospectus supplement relating to any such offering.

EXPERTS

The consolidated financial statements in this prospectus as of June 30, 2024 and 2023 and for the years ended June 30, 2024 and 2024, incorporated by reference from the Company’s Annual Report on Form 20-F for the year ended June 30, 2024 have been audited by Audit Alliance LLP, an independent registered public accounting firm, as set forth in their report, which is incorporated herein by reference, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing. The office of Audit Alliance LLP is located at 10 Anson Road, #20-16 International Plaza, Singapore 079903.

The consolidated financial statements in this prospectus for the year ended June 30, 2022, incorporated by reference have been so incorporated in reliance on the report of Friedman LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. The office of Friedman LLP was located at One Liberty Plaza, 165 Broadway, Floor 21,New York, NY 10006.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information we file with the SEC. This means that we can disclose important information to you by referring you to those documents. Any statement contained in a document incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein, or in any subsequently filed document, which also is incorporated by reference herein, modifies or supersedes such earlier statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We hereby incorporate by reference into this prospectus the following documents that we have filed with the SEC under the Exchange Act:

(1)	the Company’s Annual Report on Form 20-F for the fiscal year ended June 30, 2024, filed with the SEC on October 25, 2024;

(2)	the Company’s Current Report on Form 6-K, filed with the SEC on November 12, 2024;

(3)	the description of our Class A Ordinary Shares incorporated by reference in our registration statement on Form 8-A, as amended (File No. 001-41645) filed with the Commission on March 14, 2023, including any amendment and report subsequently filed for the purpose of updating that description;

All documents that we file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (and in the case of a Current Report on Form 6-K, so long as they state that they are incorporated by reference into this prospectus, and other than Current Reports on Form 6-K, or portions thereof, furnished under Form 6-K) (i) after the initial filing date of the registration statement of which this prospectus forms a part and prior to the effectiveness of such registration statement and (ii) after the date of this prospectus and prior to the termination of the offering shall be deemed to be incorporated by reference in this prospectus from the date of filing of the documents, unless we specifically provide otherwise. Information that we file with the SEC will automatically update and may replace information previously filed with the SEC. To the extent that any information contained in any Current Report on Form 6-K or any exhibit thereto, was or is furnished to, rather than filed with the SEC, such information or exhibit is specifically not incorporated by reference.

Upon request, we will provide, without charge, to each person who receives this prospectus, a copy of any or all of the documents incorporated by reference (other than exhibits to the documents that are not specifically incorporated by reference in the documents). Please direct written or oral requests for copies to us at Room 3801, Building A, Sunhope e●METRO, No. 7018 Cai Tian Road, Futian District, Shenzhen, Guangdong, China, 518000, Attention: Lei Xia, +86 755 86036281.

WHERE YOU CAN FIND MORE INFORMATION

As permitted by SEC rules, this prospectus omits certain information and exhibits that are included in the registration statement of which this prospectus forms a part. Since this prospectus may not contain all of the information that you may find important, you should review the full text of these documents. If we have filed a contract, agreement, or other document as an exhibit to the registration statement of which this prospectus forms a part, you should read the exhibit for a more complete understanding of the document or matter involved. Each statement in this prospectus, including statements incorporated by reference as discussed above, regarding a contract, agreement, or other document is qualified in its entirety by reference to the actual document.

We are subject to periodic reporting and other informational requirements of the Exchange Act as applicable to foreign private issuers. Accordingly, we are required to file reports, including annual reports on Form 20-F, and other information with the SEC. All information filed with the SEC can be inspected over the Internet at the SEC’s website at www.sec.gov.

As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our executive officers, directors, and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic or current reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

ENFORCEABILITY OF CIVIL LIABILITIES

We incorporated in the Cayman Islands in order to enjoy the following benefits: (1) political and economic stability; (2) an effective judicial system; (3) a favorable tax system; (4) the absence of exchange control or currency restrictions; and (5) the availability of professional and support services.

However, certain disadvantages accompany incorporation in the Cayman Islands. These disadvantages include, but are not limited to, the following: (1) the Cayman Islands has a less developed body of securities laws as compared to the United States and these securities laws provide significantly less protection to investors; and (2) Cayman Islands companies may not have standing to sue before the federal courts of the United States.

Our constitutional documents do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, between us, our officers, directors and shareholders, be arbitrated.

Substantially all of our operations are conducted outside the United States, and substantially all of our assets are located outside the United States. All of our directors and officers (except one independent director, Mr. Wei Xia, a U.S. citizen located in the U.S.) are nationals or residents of jurisdictions other than the United States and a substantial portion of their assets are located outside the United States. As a result, it may be difficult for a shareholder to effect service of process within the United States upon these persons, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

We have appointed Puglisi & Associates, located at 850 Library Avenue, Suite 204, Newark, Delaware 19711, as our agent upon whom process may be served in any action brought against us under the securities laws of the United States.

We have been advised by Ogier, our Cayman Islands legal counsel, that there is uncertainty as to whether the courts of the Cayman Islands would:

●	recognize or enforce judgments of courts of the United States against us or our directors or officers predicated upon the civil liability provisions of securities laws of the United States or any state in the United States; and

●	entertain original actions brought in the Cayman Islands against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

We have also been advised by Ogier that, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign judgment, without any re-examination or re-litigation of matters adjudicated upon, provided such judgment:

(1)	is given by a foreign court of competent jurisdiction;

(2)	imposes on the judgment debtor a liability to pay a liquidated sum for which the judgment has been given;

(3)	is final and conclusive;

(4)	is not in respect of taxes, a fine or a penalty;

(5)	was not obtained by fraud; and

(6)	is not of a kind the enforcement of which is contrary to natural justice or the public policy of the Cayman Islands.

However, the Cayman Islands courts are unlikely to enforce a judgment obtained from the United States courts under civil liability provisions of the securities laws if such judgment is determined by the courts of the Cayman Islands to give rise to obligations to make payments that are penal or punitive in nature. As the courts of the Cayman Islands have yet to rule on making such a determination, it is uncertain whether such civil liability judgments from United States courts would be enforceable in the Cayman Islands. A Cayman Islands Court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

Subject to the above limitations, in appropriate circumstances, a Cayman Islands court may give effect in the Cayman Islands to other kinds of final foreign judgments such as declaratory orders, orders for performance of contracts and injunctions.

Tahota (Shenzhen) Law Firm has advised us that the recognition and enforcement of foreign judgments are provided for under PRC Civil Procedure Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of PRC Civil Procedure Law and other applicable laws and regulations based either on treaties between China and the country where the judgment is made or on principles reciprocity between jurisdictions. China does not have any treaties or other form of reciprocity with the United States or the Cayman Islands that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedure Law, courts in the PRC will not enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates the basic principles of PRC law or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States or in the Cayman Islands.

To our understanding, foreign judgments of United States courts will not be directly enforced in Hong Kong as there are currently no treaties or other arrangements providing for reciprocal enforcement of foreign judgments between Hong Kong and the United States. However, the common law permits an action to be brought upon a foreign judgment. That is to say, a foreign judgment itself may form the basis of a cause of action since the judgment may be regarded as creating a debt between the parties to it. In a common law action for enforcement of a foreign judgment in Hong Kong, the enforcement is subject to various conditions, including but not limited to, the judgment is for a definite sum of money in a civil matter and not in respect of taxes, fines, penalties, or similar charges, the judgment is a final and conclusive and has not been stayed or satisfied in full, the judgment is from a competent court, the judgment was not obtained by fraud, misrepresentation or mistake nor obtained in proceedings which contravenes the rules of natural justice and the enforcement of the judgment is not contrary to public policy in Hong Kong, Hong Kong courts may accept such judgment obtained from a United States court as a debt due under the rules of common law. However, a separate legal action for debt must be commenced in Hong Kong in order to recover such debt from the judgment debtor.

ICZOOM GROUP INC.

$20,000,000

Class A Ordinary Shares,

Debt Securities,

Warrants,

Rights and

Units

PROSPECTUS

[__], 2025

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8. Indemnification of Directors and Officers

The Companies Act (Revised) of the Cayman Islands (the “Companies Act”) does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our Amended and Restated Memorandum and Articles of Association permit indemnification of officers and directors against all actions, proceedings, claims, losses, or liabilities (“Indemnified Losses”) incurred in their capacities as such unless such Indemnified Losses arise from dishonesty of such directors or officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 9. Exhibits

Exhibit No.	Description
1.1*	Form of Underwriting Agreement
3.1	Fourth Amended and Restated Memorandum and Articles of Association (incorporated by reference to the identically named exhibit filed with the Annual Report on 20-F filed with the Securities and Exchange Commission on October 25, 2024)
4.1	Form of Specimen Class A Ordinary Share Certificate (incorporated by reference to the identically named exhibit filed with the Registration Statement on Form F-1 (File No. 333-259012) filed with the Securities and Exchange Commission on February 14, 2023)
4.2*	Form of Warrant
4.3*	Form of Warrant Agreement
4.4*	Form of Unit
4.5*	Form of Unit Agreement
4.6*	Form of indenture with respect to senior debt securities, to be entered into between registrant and a trustee acceptable to the registrant, if any.
4.7	Form of indenture with respect to subordinated debt securities, to be entered into between registrant and a trustee acceptable to the registrant, if any.
4.8	Form of debt securities, if any.
5.1	Opinion of Ogier
23.1	Consent of Audit Alliance LLP
23.2	Consent of Friedman LLP
23.3	Consent of Ogier (included in Exhibit 5.1)
23.4	Consent of Tahota (Shenzhen) Law Firm
24.1	Power of Attorney (included on signature page of this registration statement)
25.1**	The Statement of Eligibility on Form T-1 of the Trustee under the Indenture
107	Filing Fee Table

*	To be filed by amendment or as an exhibit to a filing with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934 and incorporated by reference in connection with the offering of securities to the extent required for any such offering.
**	To be filed, if applicable, pursuant to Section 305(b)(2) of the Trust Indenture Act of 1939, as amended.

Item 10 Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b).

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act of 1933 need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act of 1933 or Rule 3-19 of Regulation S-K if such financial statements and information are contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(5)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(6)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)	That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	The undersigned registrant hereby undertakes to supplement the prospectus, after the expiration of the subscription period, to set forth the results of the subscription offer, the transactions by the underwriters during the subscription period, the amount of unsubscribed securities to be purchased by the underwriters, and the terms of any subsequent reoffering thereof. If any public offering by the underwriters is to be made on terms differing from those set forth on the cover page of the prospectus, a post-effective amendment will be filed to set forth the terms of such offering.

(d)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(e)	The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of section 310 of the Trust Indenture Act of 1939, as amended, or the Act, in accordance with the rules and regulations prescribed by Securities and Exchange Commission under section 305(b)(2) of the Act.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the People’s Republic of China, on 14th day of February, 2025.

ICZOOM Group Inc.

By:	/s/ Lei Xia
Name:	Lei Xia
Title:	Chief Executive Officer
(Principal Executive Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Lei Xia and Duanrong Liu as an attorney-in-fact with full power of substitution, for him or her in any and all capacities, to do any and all acts and all things and to execute any and all instruments which said attorney and agent may deem necessary or desirable to enable the registrant to comply with the Securities Act of 1933, as amended (the “Securities Act”), and any rules, regulations and requirements of the Securities and Exchange Commission thereunder, in connection with the registration under the Securities Act of securities of the registrant (the “Shares”), including, without limitation, the power and authority to sign the name of each of the undersigned in the capacities indicated below to the Registration Statement on Form F-3 (the “Registration Statement”) to be filed with the Securities and Exchange Commission with respect to such Shares, to any and all amendments or supplements to such Registration Statement, whether such amendments or supplements are filed before or after the effective date of such Registration Statement, to any related Registration Statement filed pursuant to Rule 462(b) under the Securities Act, and to any and all instruments or documents filed as part of or in connection with such Registration Statement or any and all amendments thereto, whether such amendments are filed before or after the effective date of such Registration Statement; and each of the undersigned hereby ratifies and confirms all that such attorney and agent shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Lei Xia	Chief Executive Officer and Chairman	February 14, 2025
Lei Xia	(Principal Executive Officer,
Principal Financial and Accounting Officer)

/s/ Duanrong Liu	Chief Operating Officer and Director	February 14, 2025
Duanrong Liu

/s/ Qi (Jeff) He	Director	February 14, 2025
Qi (Jeff) He

/s/ Wei Xia	Director	February 14, 2025
Wei Xia

/s/ Tianshi (Stanley) Yang	Director	February 14, 2025
Tianshi (Stanley) Yang

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of the Company has signed this Registration Statement or amendment thereto in Newark, DE, on February 14, 2025.

Authorized U.S. Representative

By:	/s/ Donald J. Puglisi
Name:	Donald J. Puglisi
Title:	Managing Director
Puglisi & Associates